This post-effective Amendment amends the Offering Circular on Form 1-A/A filed with the Securities Exchange Commission on February 23, 2023, and Qualified by the Commission effective February 24, 2023, to, among other things, (a) decrease the minimum investment amount for this offering from $490.82 (46 Class B Shares), to $192.06 (18 Class B Shares), (b) to add the StartEngine Owner’s Bonus to the offering, and (c) update the status of our FDA approvals.

AN OFFERING CIRCULAR PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING CIRCULAR FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING CIRCULAR IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR

DATED: JUNE 5, 2023

FISHER WALLACE LABORATORIES INC.

630 Flushing Avenue – Box 84

Brooklyn, NY 11206

www.fisherwallace.com

UP TO 937,207 SHARES OF CLASS B COMMON STOCK PLUS

UP TO 281,162 BONUS SHARES(1)

Price Per Share: $10.67

Minimum Investment: $192.06 (18 shares)

SEE “SECURITIES BEING

OFFERED” AT PAGE 30

	Price to Public		Underwriting discount and commissions(2)	Proceeds to issuer before expenses
Price per share	$10.67000	(3)	$0.4802	$10.1899
StartEngine processing fee per share (4)	$0.3735		$-	$-
Price Per share plus processing fee	$11.04345		$-	$-
Total Maximum with processing fee (5)	$10,350,000		$450,000	$10,000,000

(1)	The company is offering up to 937,207 shares of Class B Common Stock (“Class B Shares”), plus up to 281,162 additional Class B Shares eligible to be issued as bonus shares (the “Bonus Shares”) to investors based upon an investor’s investment level and whether an investor is a prior investor, and whether an investor is entitled to the StartEngine OWNers Bonus, as described in this Offering Circular. No additional consideration will be received by the company for the issuance of Bonus Shares and the company will absorb the cost of the issuance of the Bonus Shares. See “Plan of Distribution” for further details.

(2)	The company has engaged StartEngine Primary, LLC (“StartEngine Primary”) to act as an underwriter of this offering as set forth in “Plan of Distribution” and its affiliate StartEngine Crowdfunding, Inc. to perform administrative and technology-related functions in connection with this offering. The company will pay a cash commission of 4.5% to StartEngine Primary on sales of the Class B Shares, and the company will issue StartEngine Primary a number of Class B Shares equal to 1% of the Class B Shares sold through StartEngine Primary (excluding Bonus Shares). The company will also pay a $15,000 advance fee for reasonable accountable out of pocket expenses actually anticipated to be incurred by StartEngine Primary. Any unused portion of this fee not actually incurred by StartEngine Primary will be returned to the company. FINRA fees will be paid by the company. This does not include processing fees paid directly to StartEngine Primary by investors as discussed in footnote 4 below.

(3)	Does not include effective discount that would result from the issuance of Bonus Shares. See “Plan of Distribution” for further details.

(4)

Investors will be required to pay directly to StartEngine Primary a processing fee equal to 3.5% of the investment amount at the time of the investors’ subscription (excluding Bonus Shares). The processing fee shall not exceed $700 for any investor. See “Plan of Distribution” for additional discussion of this processing fee. Assuming the offering is fully subscribed (excluding Bonus Shares), investors would pay StartEngine Primary total processing fees of $350,000. This amount is included in the Total Maximum offering amount since it counts towards the rolling 12-month maximum offering amount that the company is permitted to raise under Regulation A. However, it is not included in the gross proceeds received by the company.

(5)	We may issue up to 281,162 Class B Shares eligible to be issued as Bonus Shares for no additional consideration, assuming that 100% of investors achieve the highest level of Bonus Shares and all promotional shares are issued. The value of the non-cash consideration assuming the maximum Bonus Shares are issued would be $3,000,000. For more information on Bonus Shares, see the “Plan of Distribution.” Assuming this Offering is fully subscribed and the maximum number of Bonus Shares are issued, the effective purchase price per share, excluding the cash value of the Bonus Shares, would be, $8.21 per share.

The Company has two classes of Common Stock, including Class A Voting Common Stock and the Class B Shares, which are non-voting, and which are being offered in this Offering.

The company expects that the amount of expenses of the offering that it will pay will be approximately $60,000, not including commissions, state filing fees or marketing expenses.

The offering will terminate at the earlier of: (i) the date at which the maximum offering amount has been sold (ii) the date at which the offering is earlier terminated by the company in its sole discretion or (iii) the date that is three years from this offering being qualified by the United States Securities and Exchange Commission (the “Commission”).

The company has engaged Bryn Mawr Trust Company of Delaware as agent to hold any funds that are tendered by investors. The offering is being conducted on a best-efforts basis. The company may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be made available to the company. After the initial closing of this offering, we expect to hold closings on at least a monthly basis.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

There is currently no trading market for our Class B Shares.

The Class B Shares have no voting rights.

These are speculative securities. Investing in our Class B Shares involves significant risks. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 5.

Sales of these securities will commence within two (2) days of the qualification of this offering.

We shall file periodic reports as required pursuant to Rule 257(b).

We are following the “Offering Circular” format of disclosure under Regulation A.

In the event that the company becomes a reporting company under the Securities Exchange Act of 1934, the company intends to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Summary -- Implications of Being an Emerging Growth Company.”

In this offering circular (this “Offering Circular”), the terms “Fisher Wallace,” “company,” “us” and “we,” refer to Fisher Wallace Laboratories Inc.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO OUR MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. WE DO NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

SUMMARY

This Summary highlights information contained elsewhere in this Offering Circular, and does not contain all the information that you should consider in making your investment decision. Before investing in our Class B Shares, you should carefully read this entire Offering Circular, including our financial statements and related notes. You should consider among other information, the matters described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Company

The company develops, manufactures and has marketed transcranial alternating current stimulation (“tACS”) medical devices, also known as Cranial Electrotherapy Stimulation devices, for the treatment of depression, anxiety and/or insomnia. Our flagship medical device, the Fisher Wallace Stimulator®, has been cleared by the FDA for the treatment of depression, anxiety and/or insomnia. We are currently developing Version 2.0 of our technology that is scheduled to be released in 2024 under a new brand name, OAK®.

Our technology has been shown in published clinical studies to stimulate neurochemical production and lower cortisol, as well as reduce the symptoms of depression, anxiety and insomnia. Patients use the device at home for 20 minutes per treatment session and, in clinical trials and practice, the majority of patients experience durable symptom reduction within the first two weeks of treatment.

We believe the depression, anxiety and insomnia treatment markets are inadequately served by drug therapy and behavioral therapy which provide low to modest efficacy at high cost and side effect rate and require significant provider administration and patient engagement. We compete with these standards of care by offering an easy-to-use, low-risk, effective and affordable treatment option that may be prescribed via telehealth and shipped directly to patients.

The customer base for our devices is large and growing, and we believe that the demand for mental health treatment will remain high for the foreseeable future. We sell our product directly through our website, www.fisherwallace.com, and to date have sold more than 100,000 devices, generating more than $30 million in lifetime revenue.

We have invested millions of dollars in clinical research and product development over the past three years with the goal of obtaining new FDA approval and clearances to treat specific diagnosed conditions, as well as releasing OAK®, our Version 2 device with improved industrial design in 2024.

The Current Offering

Securities offered	Maximum of 937,207 Class B Shares ($10,000,000), plus up to 281,162 Class B Shares eligible to be issued as Bonus Shares for no additional consideration. Certain individuals in this offering are entitled to Bonus Shares. In calculating the maximum number of shares offered in this Offering, we are assuming that 100% of investors achieve the highest level of Bonus Shares and all promotional shares are issued. For more information, see the “Plan of Distribution.”
Price Per Share	$10.67. Assuming this Offering is fully subscribed and the maximum number of Bonus Shares are issued, the effective purchase price per share would, excluding the cash value of the Bonus Shares, would be, $8.21 per share.
Minimum investment	$192.06 (18 Class B Shares)
Common Stock outstanding before the offering (fully diluted, including unissued option pool)	9,398,291 shares
Common Stock outstanding after the offering (fully diluted, including unissued option pool, and assuming current Regulation CF is fully subscribed)	10,626,031 shares assuming issuance of all Bonus Shares available to investors in this offering.
Use or Proceeds	The net proceeds of this offering will be primarily used for research and development, working capital needs, employment related needs and marketing. See “Use of Proceeds.”
Risk Factors	Investing in our securities involves risks. See “Risk Factors” and other information included in this Offering Circular for a discussion of factors you should carefully consider before deciding to invest.

Rights and Preferences of the Class B Shares

The holders of Class B Shares are entitled to receive pro rata dividends, if any, declared by our board of directors out of legally available funds and pro rata distributions upon a sale of the company, however, subject to the preferential rights of the holders of Series Seed Preferred, and any preferential right of the holders of any other class of preferred stock that may be authorized and issued in the future. A description of such preferential rights can be found under “Securities Being Offered.”

The Class B Shares have no voting rights.

Implications of Being an Emerging Growth Company

We are not subject to the ongoing reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) because we are not registering our securities under the Exchange Act. Rather, we will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file:

●	annual reports (including disclosure relating to our business operations for the preceding two fiscal years, or, if in existence for less than two years, since inception, related party transactions, beneficial ownership of the issuer’s securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis (“MD&A”) of the issuer’s liquidity, capital resources, and results of operations, and two years of audited financial statements),

●	semiannual reports (including disclosure primarily relating to the issuer’s interim financial statements and MD&A) and

●	current reports for certain material events.

In addition, at any time after completing reporting for the fiscal year in which our offering statement was qualified, if the securities of each class to which this offering statement relates are held of record by fewer than 300 persons and offers or sales are not ongoing, we may immediately suspend our ongoing reporting obligations under Regulation A.

If and when we become subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.07 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

●	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	will not be required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

●	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

Selected Risks Associated with Our Business

Our business expects to be subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

●	We depend on certain key personnel and must attract and retain additional talent.

●

As a result of government regulation, we must soon cease marketing our Version 1.0 device in the United States and only market our Version 2.0 device if and when the Version 2.0 device is granted approval or clearance by the FDA. The inability to market our Version 1.0 device will limit our ability to generate revenue until and unless we commercialize our Version 2.0 device in the United States or other markets.

●

We are seeking FDA approval and clearance for our Version 2.0 Device, and may not receive such approval or clearance; failure to obtain approval or clearance for our Version 2.0 device will limit our ability to generate revenue in the United States.

●	Our failure to comply with government regulations could adversely affect our business.

●	A new version of our Simulator is in development and will require additional capital to be commercialized.

●	Our new product could fail to achieve the sales projections we expect.

●	Developing new products and technologies entails significant risks and uncertainties.

●	We have received reports of our variable output device overheating when batteries are installed into the device incorrectly (i.e., backwards). As a result, we are informing customers of the issue, however, we have determined that a removal action is not warranted, and we currently have no evidence of a risk of fire. If our products fail to perform as expected, we may have to recall them and our ability to develop, market and sell our products could be harmed.

●	We face significant market competition.

●	We have debt obligations.

●	Our financial statements include a going concern note.

●	Our intellectual property could be unenforceable or ineffective.

●	We depend on technology and advanced information systems, which may fail or be subject to disruption.

●	We rely on third parties to provide services essential to the success of our business.

●	Manufacturing and selling our products internationally may present risks.

●	Natural disasters and other events beyond our control could materially adversely affect us.

●	We store personally identifiable information of consumers which is subject to vast regulation.

●	If we are unable to adequately control the costs associated with operating our business, our business, financial condition, operating results and prospects will suffer.

●	This Offering is being conducted on a “best efforts” basis and does not require a minimum amount to be raised.

●	If we cannot raise sufficient funds, we may not succeed.

●	No trading market currently exists for our Class B Shares.

●	Holders of Series Seed Preferred have certain preferences.

●	Holders of Series Seed Preferred have anti-dilution protection.

●	Terms of subsequent financings may adversely impact your investment.

●	Holders of our Class B Shares have no voting rights.

●	We are not likely to pay cash dividends in the foreseeable future.

●	Management discretion as to use of proceeds.

●	The subscription agreement has a forum selection provision that requires disputes be resolved in state or federal courts in the State of New York, regardless of convenience or cost to you, the investor.

●	Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement.

●	Foreign securities laws.

●	Using a credit card to purchase shares may impact the return on your investment.

●	You must keep records of your investment for tax purposes.

RISK FACTORS

Investing in our Class B Shares involves risk. In evaluating us and an investment in our Class B Shares, careful consideration should be given to the following risk factors, in addition to the other information included in this Offering Circular. Each of these risk factors could materially adversely affect our business, operating results or financial condition, as well as adversely affect the value of an investment in our Class B Shares. The following is a summary of the risk factors that we currently believe make this offering speculative or substantially risky. We are still subject to all the same risks faced by all companies in our industry, and to which all such companies in the economy are exposed. These include risks relating to economic downturns, political and economic events and technological developments (such as cyber-security). Additionally, early-stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to Our Business.

We depend on certain key personnel and must attract and retain additional talent.

Our future success depends on the efforts of key personnel and consultants, especially our co-founder, chief executive officer and director, Kelly Roman and our co-founder, chief financial officer, secretary and director, Charles A. Fisher. As we grow, we may need to attract and hire additional employees in sales, marketing, design, development, operations, finance, legal, human resources and other areas. Depending on the economic environment and our performance, we may not be able to locate or attract qualified individuals for such positions when we need them. We may also make hiring mistakes, which can be costly in terms of resources spent in recruiting, hiring and investing in the incorrect individual and in the time delay in locating the right employee fit. If we are unable to attract, hire and retain the right talent or make too many hiring mistakes, it is likely that our business will suffer from not having the right employees in the right positions at the right time. This would likely adversely impact the value of your investment.

As a result of government regulation, we must soon cease marketing our Version 1.0 device in the United States and only market our Version 2.0 device if and when the Version 2.0 device is granted approval or clearance by the FDA. The inability to market our Version 1.0 device will limit our ability to generate revenue until and unless we commercialize our Version 2.0 device in the United States or other markets.

The Fisher Wallace Stimulator, our Version 1.0, is a variable output Cranial Electrotherapy Stimulation (“CES”) device that has been legally marketed in the United States since 1990 when it received 510k clearances from the United States Food & Drug Administration (the “FDA”) for the treatment of depression, anxiety and insomnia. In 2019, the FDA required Class III premarket approval for CES devices intended to treat depression and Class II special controls for CES devices intended to treat anxiety and/or insomnia. In order to fulfill these requirements, we were required to develop a fixed output version of our technology ensure consistent dosage. We developed a fixed output CES device (“Version 2.0”), and have submitted the results of clinical and non-clinical testing to the FDA. Our FDA marketing clearance provided for our older, variable output device for the treatment of depression expired on April 6, 2023, resulting in us only able to market our Version 1.0 device for the treatment of anxiety and/or insomnia, and as a general wellness device. We expect that the FDA will designate a date in the near future by which the marketing clearance of our variable output device to treat anxiety and insomnia will also expire, after which we will only be able to market our Version 1.0 device as a general wellness device. We expect that our inability to market our Version 1.0 device for the specific designations of depression and anxiety and/or insomnia, will result in a significant reduction of revenue until and unless we obtain approval or clearance for our Version 2.0 device.

We are seeking FDA approval and clearance for our Version 2.0 device, and may not receive such approval or clearance; failure to obtain approval or clearance for our Version 2.0 device will limit our ability to generate revenue in the United States.

We have conducted multiple clinical trials with our Version 2.0 device and are actively applying for FDA approval and clearance. In addition to providing clinical testing results to the FDA, we must also provide non-clinical testing results in order to meet the requirements of approval or clearance for our Version 2.0 device. The deadline for submitting all clinical and non-clinical testing to the FDA to fulfill the requirements of our current premarket approval application is March 1, 2024. While we expect to meet this deadline, if we fail to meet this deadline we may submit a new premarket approval application, or, seek to reclassify the device type, Cranial Electrotherapy Stimulation for the treatment of depression, into Class II and submit clinical and non-clinical testing as part of Class II special controls. Separately, we intend to submit clinical and non-clinical testing results to the FDA to support clearance of our Version 2.0 device for the treatment of anxiety and insomnia, including the results of our ongoing study with the Seattle Police Department which is scheduled to conclude in May 2023. The deadline for submitting new clinical data as part of our current clearance application related to treatment of anxiety and insomnia is March 28, 2023; we intend to forego this deadline and submit the results of our Seattle Police Department study as part of a new clearance application. Failure to obtain FDA approval or clearance for our Version 2.0 device for depression, anxiety, and/or insomnia will limit our ability to generate revenue in the United States. We intend to apply for approval and clearance for our Version 2.0 in other markets, including in Europe through the CE/ISO pathway, regardless of the outcomes of our US applications, but there is no guarantee we will be successful in obtaining CE/ISO clearance in Europe, either. Also, the United States has historically been our biggest market, and if we are unable to sell in the United States, we expect it to have a significant negative impact on our financial condition and results of operations.

Our failure to comply with government regulations could adversely affect our business.

Our ability to market and sell our products is dependent on our compliance with governmental regulations such as FDA regulations, Federal Trade Commission regulations and health and safety codes, both domestically and abroad. While we believe we operate in substantial compliance with these laws, they are complex and subject to change. Our failure to comply with any of these laws could result in required changes in the design of the products, the manner in which we market our products, fines, penalties, judgments or other sanctions, including the temporary suspension of operations or a delay in the marketing and sales of our products, any of which could adversely affect our business, operations and our reputation.

A new version of our Fisher Wallace Simulator  is in development and will require additional capital to be commercialized.

While we have sold the Fisher Wallace Stimulator® commercially for more than a decade, we are currently developing new versions of our technology to feature a new industrial design and packaging, as well as a mobile app to enhance the patient experience and improve data analytics. We believe that with improved design, combined with additional clinical data and regulatory approval / clearance, our new products will gain additional traction in the marketplace. If we do not have sufficient capital, or for other reasons, are unable to complete the development of or commercialize the new device, it could have a material and adverse effect on our future operations. Even if we complete its commercial development, it may fail to gain market acceptance for any number of reasons, which could materially and adversely impact the value of your investment.

Our new product could fail to achieve the sales projections we expect.

Our growth projections are based on an assumption that with an increased advertising and marketing budget our new products will gain traction in the marketplace at a faster rate than our current products have. It is possible that our new products will fail to gain market acceptance for any number of reasons. If the new products fail to achieve significant sales and acceptance in the marketplace, this could materially and adversely impact the value of your investment.

Developing new products and technologies entails significant risks and uncertainties.

We are currently in the research and development stage and have only manufactured a prototype for OAK®, our Version 2.0 device. Delays or cost overruns in the development of OAK® and failure of the product to meet our performance estimates may be caused by, among other things, unanticipated technological hurdles, difficulties in manufacturing, changes to design and regulatory hurdles. Any of these events could materially and adversely affect our operating performance and results of operations.

We have received reports of our variable output device overheating when batteries are installed into the device incorrectly (i.e., backwards). As a result, we are informing customers of the issue, however, we have determined that a removal action is not warranted, and we currently have no evidence of a risk of fire. If our products fail to perform as expected, we may have to recall them and our ability to develop, market and sell our products could be harmed.

We recently discovered that our variable output devices do not have reverse current protection and that this could cause the two AA batteries to become hot if the batteries were accidentally installed incorrectly (backwards). To date, there have been 13 complaints received from our customers relating to excess heat. As a result, we are informing customers of the issue, however, we have determined that a removal action is not warranted, and we currently have no evidence of any risk of fire. As long as customers do not put the batteries in backwards, they will not experience this overheating issue.

We recently discovered that our variable output devices do not have reverse current protection and that this could cause the two AA batteries to become hot if the batteries were accidentally installed incorrectly (backwards). To date, there have been 13 complaints received from our customers relating to excess heat. As long as customers do not put the batteries in backwards, they will not experience this overheating issue.

In the future, our products may contain defects in design and manufacture that may cause them not to perform as expected or that may require repair. There can be no assurances that we will not be required to recall any products in the future. There can be no assurance that we will be able to detect and fix any defects in our products prior to their sale. Any product defects or any other failure of our products to perform as expected could harm our reputation and result in adverse publicity, lost revenue, delivery delays, product recalls, product liability claims, harm to our brand and reputation, and significant warranty and other expenses, and could have a material adverse impact on our business, financial condition, operating results and prospects.

We face significant market competition.

Our products primarily compete with drug therapy and behavioral therapy, however, our products may be used in conjunction with these standards of care. Additional competitive technologies include transcranial magnetic stimulation, vagal nerve stimulation, and other forms of cranial electrotherapy stimulation. Many of our competitors have more access to capital and marketing/sales channels and human resources than we do. They may succeed in developing and marketing competing products earlier than us, or products that are superior to ours. There can be no assurance that our competitors will not render our technology or product obsolete or that the products developed by us will be preferred to any existing or newly developed technologies. It should further be assumed that competition will intensify.

We have debt obligations and credit lines.

We have an outstanding Promissory Note due to our founder, Charles A. Fisher in the principal amount of $576,525, which accrues interest at 5% per annum, and $139,500 in outstanding Convertible Promissory Notes. In addition, we currently finance our online marketing efforts using various lines of credit. If we were unable to maintain such credit, it would reduce our ability to market our product online and could have a material adverse impact on our business, financial condition, operating results and prospects. In addition, we may have to seek additional loans from financial institutions. Typical loan agreements might contain restrictive covenants which may impair our operating flexibility. A default under any loan agreement or note could have a material adverse effect on our business, results of operations or financial condition.

Our financial statements include a going concern note.

We may not have enough funds to sustain the business until it becomes profitable. Even if we raise funds through this offering, we may not accurately anticipate how quickly we may use the funds and whether these funds are sufficient to bring the business to profitability.

Our intellectual property could be unenforceable or ineffective.

The current version of the Fisher Wallace Stimulator® uses technology that was protected by a patent that has expired. As a result, the current version may be considered analogous to a generic medication, and is therefore vulnerable to competition from products that provide similar safety and effectiveness. We have filed a provisional patent application covering the new version of the stimulator; however, a patent may never be issued or certain claims may be rejected or may need to be narrowed, which may limit the protection we are attempting to obtain. We also own several trademarks and domain names. Companies, organizations, or individuals, including competitors, may hold or obtain patents, trademarks, or other proprietary rights that would prevent, limit, or interfere with our ability to market or sell our products, which would make it more difficult for us to operate our business. These third parties may have applied for, been granted, or obtained patents that relate to intellectual property, which competes with our intellectual property or technology. This may require us to develop or obtain alternative technology, or obtain appropriate licenses under these patents, which may not be available on acceptable terms or at all. Such a circumstance may result in us having to significantly increase development efforts and resources to redesign our technology. There is a risk that our means of protecting our intellectual property rights may not be adequate, and weaknesses or failures in this area could adversely affect our business or reputation, financial condition, and/or operating results.

From time to time, we may receive communications from holders of patents or trademarks regarding their proprietary rights. Companies holding patents or other intellectual property rights may bring suits alleging infringement of such rights. If we are determined to have infringed upon a third party’s intellectual property rights, we may be required to cease selling one or more of our products, pay substantial damages, seek a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms or at all, and/or establish and maintain alternative branding for our business. We may also need to file lawsuits to protect our intellectual property rights from infringement from third parties, which could be expensive, time consuming, and distract management’s attention from our core operations.

We depend on technology and advanced information systems, which may fail or be subject to disruption.

There are no assurances that our software and website will be uninterrupted or fully secure, or that users will be willing to access, adopt, and use our website and software. Further, our software systems may be the target of malicious attacks seeking to identify and exploit weaknesses in our software. Cyber-attacks may target vendors, customers or other third parties, or the communication infrastructure on which they depend. Despite good faith efforts by us to mitigate the risks associated with cyber-attacks through various security protocols, an attack or a breach of security could result in a loss and theft of private data, violation of applicable privacy and other laws, significant legal and financial exposure, damage to reputation, and a loss of confidence in security measures, any of which could have a materially adverse effect on our business.

The integrity, reliability, and operational performance of our information technology (“IT”) infrastructure are critical to our operations. Our IT infrastructure may be damaged or interrupted by increases in usage, human error, unauthorized access, natural hazards or disasters, or similarly disruptive events. Furthermore, our systems may be unable to support a significant increase in traffic or increase in user numbers, whether as a result of organic or inorganic growth of the business. While we have taken several measures to safeguard against a failure of our IT infrastructure, or the telecommunications and/or other third-party infrastructure on which such infrastructure relies, could lead to significant costs and disruptions that could reduce revenue, damage our reputation, and have a materially adverse effect on our operations, financial performance, and prospects.

We intend to institute business continuity procedures and security measures to protect against network or IT failure or disruption. However, these procedures and measures may not be effective against all forms of disruptions and may not ensure that we are able to carry on our business. Should these measures and protections fail to operate as intended or at all, they may not prevent a material disruption to our operations, and the consequence of such would have a materially adverse effect on our financial performance and prospects.

We do not guarantee that the use of applications and systems designed for system security will effectively counter evolving security risks or address the security concerns of existing and potential users. Any failures in our security measures could have a materially adverse effect on our business, financial condition, and results of operations. In addition, our controls may not be effective in detecting or preventing any intrusion or other security breaches, or safeguarding against sabotage, hackers, viruses, and other forms of cybercrime. Any failure in these protections could harm our reputation and have a materially adverse effect on our operations, financial performance, and prospects.

We store investor, customer and vendor personal and other sensitive information/digital data. Any accidental or willful security breaches or other unauthorized access could cause the theft and criminal use of this data and/or theft and criminal use of our information. Security breaches or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation, and negative publicity. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our software are exposed and exploited, and, as a result, a third party obtains unauthorized access to any of our investor, customer or vendor data, our relationships with our investors, customers, vendors, and/or other third parties will be severely damaged, and we could incur significant liability.

Since techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched against a target, we and any third-party hosting facility that we may use, may be unable to anticipate these techniques or to implement adequate preventative measures.

We rely on third parties to provide services essential to the success of our business.

We rely on third parties to provide a variety of essential business functions for us, including manufacturing, shipping, advertising, retailing, and distribution. It is possible that some of these third parties will fail to perform their services or will perform them in an unacceptable manner. Any significant delays or other complications in maintaining our third party manufacturers, or manufacturing our products, including, but not limited to, complications associated with production or supply chain, or regulatory approvals, or any disruptions or failures to maintain our relationships, could materially damage our brand, business, prospects, financial condition and operating results.

Manufacturing and selling our products internationally may present risks.

Certain components of our products are manufactured internationally, and specifically in China. There are many risks associated with international business. These risks include, but are not limited to, language barriers, fluctuations in currency exchange rates, political and economic instability, regulatory compliance difficulties, problems enforcing agreements, and greater exposure of our intellectual property to markets where a high probability of unlawful appropriation may occur. Failure to successfully mitigate any of these potential risks could damage our business. In addition, there is currently a risk that the coronavirus outbreak in China may disrupt parts supply. We intend to mitigate this risk through inventory and supply chain management practices. There are many potential contract manufacturers that can produce our products both in the US and abroad.

In addition, we are required to comply with all applicable domestic and foreign export control laws, including the Export Administration Regulations. In addition, we may be subject to the Foreign Corrupt Practices Act and international counterparts that generally bar bribes or unreasonable gifts for foreign governments and officials. Violation of any of these laws or regulations could result in significant sanctions, which could reduce our future revenue and net income.

Natural disasters and other events beyond our control could materially adversely affect us.

Natural disasters or other catastrophic events may cause damage or disruption to our operations, international commerce and the global economy, and thus could have a strong negative effect on us. Our business operations are subject to interruption by natural disasters, fire, power shortages, pandemics and other events beyond our control. Although we maintain crisis management and disaster response plans, such events could make it difficult or impossible for us to deliver our services to our customers and could decrease demand for our services.

We store personally identifiable information of consumers which is subject to vast regulation.

Some jurisdictions have enacted laws requiring companies to notify individuals of data security breaches involving certain types of personal data. Evolving regulations regarding personal data and personal information, in the European Union and elsewhere, including, but not limited to, the General Data Protection Regulation, which we refer to as GDPR, the California Consumer Privacy Act of 2018 and similar privacy laws in other states and jurisdictions, may limit or inhibit our ability to operate or expand our business, or market our products. Such laws and regulations require or may require us to implement privacy and security policies, permit consumers to access, correct or delete personal information stored or maintained by us, inform individuals of security incidents that affect their personal information, and, in some cases, obtain consent to use personal information for specified purposes. Such laws and regulations could restrict our ability and our customers’ ability to collect and use personal information, which may reduce demand for our solutions.

Changing industry standards and industry self-regulation regarding the collection, use and disclosure of data may have similar effects. Existing and future privacy and data protection laws and increasing sensitivity of consumers to unauthorized disclosures and use of personal information may also negatively affect the public’s perception of our kiosks and software. If our solutions are perceived to cause, or are otherwise unfavorably associated with, invasions of privacy, whether or not illegal, we or our customers may be subject to public criticism.

Any failure on our part to comply with applicable privacy and data protection laws, regulations, policies and standards or any inability to adequately address privacy concerns associated with our solutions, even if unfounded, could subject us to liability, damage our reputation, impair our sales and harm our business. Furthermore, the costs of compliance with, and other burdens imposed by, such laws, regulations, policies and standards may result in a decrease in our profitability and/or limit adoption of and demand for our products.

If we are unable to adequately control the costs associated with operating our business, our business, financial condition, operating results and prospects will suffer.

If we are unable to maintain a sufficiently low level of costs for manufacturing, marketing, selling and distributing our products relative to their selling prices, our operating results, gross margins, business and prospects could be materially and adversely impacted. Many of the factors that impact our operating costs are beyond our control. If we are unable to keep our operating costs aligned with the level of revenues we generate, our operating results, business and prospects will be harmed.

Risks Related to the Offering of our Class B Shares.

This Offering is being conducted on a “best efforts” basis and does not require a minimum amount to be raised.

We are offering Class B Shares in the amount of up to $10,000,000 in this offering, but may sell much less. This offering is being conducted on a “best efforts” basis and does not require a minimum amount to be raised. If we are not able to raise sufficient funds, we may not be able to fund our operations as planned, and our growth opportunities may be materially adversely affected. This could increase the likelihood that an investor may lose their entire investment.

If we cannot raise sufficient funds, we may not succeed.

Even if the maximum amount is raised in this offering, we may need additional funds in the future in order to grow, and if we cannot raise those funds for whatever reason, including reasons outside our control, such as another significant downturn in the economy, we may not survive.

No public trading market currently exists for our Class B Shares.

There is no public market for our Class B Shares. Until our Class B Shares are listed on an exchange, if ever, you may not sell your Class B Shares unless the buyer meets the applicable suitability and minimum purchase standards. Therefore, it will be difficult for you to sell your Class B Shares promptly or at all. If you are able to sell your Class B Shares, you may have to sell them at a substantial discount to the price you paid for the Class B Shares.

Holders of Series Seed Preferred have liquidation and dividend preferences.

The Series Seed Preferred has liquidation and dividend preferences. We may not pay any dividends on shares of Common Stock (other than dividends on shares of Common Stock payable in shares of Common Stock) unless the holders of the Series Seed Preferred first or simultaneously receive a dividend equal to the dividend they would receive if the Series Seed Preferred were converted into shares of Common Stock. If we are dissolved, liquidated, wind down, or engage in a merger, reorganization or sale of substantially all of our assets, and there are assets available for distribution, the holders of Series Seed Preferred are entitled to receive $2.6774 per share, prior to any payment to the holders of Common Stock, and if our assets are insufficient to fully pay the liquidation preference, all remaining assets shall be distributed to the holders of Series Seed Preferred. There are currently 913,809 outstanding shares of Series Seed Preferred. As a result, assuming no other shares of Preferred Stock were issued, upon a liquidation, dissolution or winding up, the holders of Series Seed Preferred would receive $2,500,000 prior to any distribution of assets to the Common Stockholders.

Holders of Series Seed Preferred have anti-dilution protection.

Pursuant to our Amended and Restated Certificate of Incorporation, as amended, the holders of Series Seed Preferred have weighted average anti-dilution protection with respect to certain additional issuances of our securities for issue prices that are below the original issuance price of the Series Seed Preferred, or $2.6774 per share. Pursuant to a Side Letter Agreement, we have also agreed to issue the holder of Series Seed Preferred such additional shares, such that they shall hold not less 9.88% of the outstanding Common Stock of the company, on a fully diluted basis, taking into account any shares we issue in crowdfunding offerings during 2022. If such anti-dilution provisions are triggered, it would result in the dilution of your investment. See “Securities Being Offered – Anti-Dilution Protection” for a detailed discussion of these provisions.

Terms of subsequent financings may adversely impact your investment.

Even if we are successful in this offering, we may need to engage in common equity, debt or preferred stock financings in the future. Your rights and the value of your investment in the Class B Shares could be reduced. Interest on debt securities could increase costs and negatively impact operating results. Preferred stock could be issued in series from time to time with such designations, rights, preferences, and limitations as needed to raise capital. The terms of preferred stock could be more advantageous to those investors than to the holders of Class B Shares. In addition, if we need to raise more equity capital from the sale of equity securities, institutional or other investors may negotiate terms at least as, and possibly more, favorable than the terms of your investment.

Holders of our Class B Shares have no voting rights.

Subject to applicable law and, except as mentioned in our organizational documents, the holders of Class B Shares have no voting rights, management or control rights or influence or vote on any corporate matters, and the voting stockholders and directors may take actions of which a majority of the holders of Class B Shares disapprove. In assessing the risks and rewards of an investment in the Class B Shares, investors must be aware that they are relying solely on the good faith, judgment, and ability of our directors, officers, employees and holders of our voting shares, to make appropriate decisions in respect to our management, and the holders of Class B Shares will be subject to the decisions of our directors, officers, employees and holders of our voting shares.

We are not likely to pay cash dividends in the foreseeable future.

We currently intend to retain any future earnings for use in the operation and expansion of our business. Accordingly, we do not expect to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate.

Management discretion as to use of proceeds.

Our success will be substantially dependent upon the discretion and judgment of our management team with respect to the application and allocation of the proceeds of this offering. The use of proceeds described below is an estimate based on our current business plan. We, however, may find it necessary or advisable to re-allocate portions of the net proceeds reserved for one category to another, and we will have broad discretion in doing so.

The subscription agreement has a forum selection provision that requires disputes be resolved in state or federal courts in the State of New York, regardless of convenience or cost to you, the investor.

In order to invest in this offering, investors agree to resolve disputes arising under the subscription agreement in state or federal courts located in the State of New York, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. You will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder. This forum selection provision may limit your ability to obtain a favorable judicial forum for disputes with us. Although we believe the provision benefits us by limiting our litigation costs, to the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes, may increase investors’ costs of bringing suit and may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the provision inapplicable to, or unenforceable in an action, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement.

Investors in this offering will be bound by the subscription agreement, which includes a provision under which investors waive the right to a jury trial of any claim they may have against the company arising out of or relating to the agreement, including any claims made under the federal securities laws. By signing the agreement, the investor warrants that the investor has reviewed this waiver with his or her legal counsel, and knowingly and voluntarily waives the investor’s jury trial rights following consultation with the investor’s legal counsel.

If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which governs the agreement, by a federal or state court in the State of New York. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the subscription agreement. You should consult legal counsel regarding the jury waiver provision before entering into the subscription agreement.

Foreign securities laws.

Prior to accepting any subscriptions from residents of foreign jurisdictions, we intend to consult with local counsel to ensure we accept any such subscription in compliance with local law. If, however, we accept any subscriptions and fail to comply with local law, it may subject us to regulatory actions in such foreign jurisdictions.

Using a credit card to purchase shares may impact the return on your investment.

Investors in this offering have the option of paying for their investment with a credit card. Transaction fees charged by your credit card company (which can reach 5% of transaction value if considered a cash advance) and interest charged on unpaid card balances (which can reach almost 25% in some states) add to the effective purchase price of the shares you buy and would be in addition to the StartEngine Primary processing fee. See “Plan of Distribution.” The cost of using a credit card may also increase if you do not make the minimum monthly card payments and incur late fees. These increased costs may reduce the return on your investment.

The SEC’s Office of Investor Education and Advocacy issued an Investor Alert dated February 14, 2018 entitled: Credit Cards and Investments – A Risky Combination, which explains these and other risks you may want to consider before using a credit card to pay for your investment.

You must keep records of your investment for tax purposes.

As with all investments in securities, if you sell the Common Stock, you will probably need to pay tax on the long- or short-term capital gains that you realize if you make a profit, and record any loss to apply it to other taxable income. If you do not have a regular brokerage account, or your regular broker will not hold the Common Stock for you (and many brokers refuse to hold Regulation A securities for their customers) there will be nobody keeping records for you for tax purposes and you will have to keep your own records, and calculate the gain on any sales of the stock you sell. If you fail to keep accurate records or accurately calculate any gain on any sales of the stock, you may be subject to tax audits and penalties.

DILUTION

Dilution means a reduction in value, control, or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares.

The following table demonstrates the price that new investors are paying for their Shares with the effective cash price paid by existing stockholders. The table presents shares and pricing as issued and reflects all transactions since inception, which gives investors a better picture of what they will pay for their investment compared to our insiders than just including such transactions for the last 12 months, which is what the Commission requires.

	Dates Issued	Issued Shares		Potential Shares		Total Issued and Potential Shares		Effecitve Cash Price Per Share
Class A Common Stock (Founders)		6,000,000				6,000,000		$0.0000
Class B Common Stock (Regulation CF-1)	2019-2020	445,403	(1)			445,403		$2.4593
Class B Common Stock (Regulation A+)	2020-2021	759,336	(2)			759,336		$6.1429
Series A Preferred Stock	2021-2022	933,727				933,727		$2.6774
Class B Common Stock (Regulation CF-2)	2022	141,608	(3)			141,608		$7.9299
Class B Common Stock (Regulation CF-3)	2022	43,654	(4)			43,654		$7.6568
Class B Common Stock (Regulation CF-4)	2022	42,612	(5)			42,612		$7.0948
Outstanding Stock Options	2022			253,583	(6)	253,583		$4.1838	(7)
Outstanding Warrants	2022			67,557	(8)	67,557		$4.8423	(9)
Class A Convertible Notes (10)	2022	-		-		-		$0.0000
Total Common Stock and Common Stock Equivalents		8,366,340		321,140		8,687,480	(11)	$1.3131
Investors in this Offeirng, assuming fully subscribed with maximum Bonus Shares, and StartEngine's equity commission.		1,227,741	(12)			1,227,741		$10.67
Total after including of this offering		9,594,081		321,140		9,915,221		$1.1505

(1) Includes 13,605 bonus shares issued in the offering, and 8,466 shares issued to StartEngine Primary as a commission.

(2) Includes 8,202 bonus shares issued in the offering, and a warrant to purchase 37,557 shares issued to StartEngine Primary as a commission.

(3) Includes 9,573 bonus shares issued in the offering, and 3,845 shares issued to StartEngine Primary as a commission.

(4) Includes 4,405 bonus shares issued in the offering, and 1,138 shares issued to StartEngine Primary as a commission.

(5) Includes 4,242 bonus shares issued in the offering, and 4,054 shares issued to StartEngine Primary as a commission.

(6) Assumes conversion at exercise price of all options.

(7) Stock Option pricing is weighted average exercise price of outstanding option, including unvested shares.

(8) Assumes conversion at exercise price of all warrants.

(9) Warrant pricing is weighted average exercise price of outstanding warrants.

(10) No shares are listed as the Founder's shall forfeit a number of Class A Shares, equal to the number of Class A Shares issued upon conversion of the Notes, so there is not dilutive effect upon conversion of the Notes.

(11) Excludes options to purchase 645,900 shares of common stock available for future issuance under the Company's 2021 Omnibus Incentive Plan.

(12) Assumes this offering is fully-subscribed, and with 281,162 Bonus Shares issued.

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by us. The investor’s stake in a company could be diluted due to the company issuing additional shares of common stock or securities convertible into shares of common stock. In other words, when the company issues more securities, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, or angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If we decide to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares, or other equity securities in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

●	In June 2019, Ben invests $20,000 in shares that represent 2% of a company valued at $1 million.

●	In December, the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Ben now owns only 1.3% of the company but his stake is worth $200,000.

●	In June 2020, the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Ben now owns only 0.89% of the company and his stake is worth only $26,660.

This type of dilution might also happen upon the conversion of convertible notes, stock options or warrants into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round,” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do because they get more shares for their money.

Pursuant to our Amended and Restated Certificate of Incorporation, as amended, the holders of Series Seed Preferred Stock have weighted average anti-dilution protection with respect to certain additional issuances of our securities for issue prices that are below the original issuance price for such series of Series Seed Preferred Stock, or $2.6774 per share. See “Securities Being Offered – Anti-Dilution Protection” for a detailed description of these rights.

If you are making an investment expecting to own a certain percentage of our capital stock, or expecting each Class B Share to hold a certain amount of value, it is important to realize how the value of the Class B Shares can decrease by actions taken by us. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

PLAN OF DISTRIBUTION

Plan of Distribution

The company is offering up to 937,207 Class B Shares, plus up to 281,162 additional Class B Shares eligible to be issued as Bonus Shares to investors based upon an investor’s investment level whether an investor is a prior investor, and whether an investor is entitled to the StartEngine OWNers Bonus, as described in this Offering Circular. No additional consideration will be received by the company for the issuance of Bonus Shares and the company will absorb the cost of the issuance of the Bonus Shares. The maximum offering amount is $10,000,000. The cash price per Class B Share is $10.67 and the minimum investment is $192.06 (18 shares).

The company intends to market the shares in this offering both through online and offline means. Online marketing may take the form of soliciting potential investors through various channels of online and electronic media whereby the Offering Circular may be delivered contemporaneously and posting “testing the waters” materials or the Offering Circular on an online investment platform.

The company’s Offering Circular will be furnished to prospective investors in this offering via download 24 hours a day, 7 days a week on the website operated by StartEngine Crowdfunding, Inc.

The offering will terminate at the earliest of: (1) the date at which the maximum offering amount has been sold, (2) the date which is three years from this offering being qualified by the Commission, and (3) the date at which the offering is earlier terminated by the company in its sole discretion. At least every 12 months after this offering has been qualified by the United States Securities and Exchange Commission, the company will file a post-qualification amendment to include the company’s recent financial statements.

The company may undertake one or more closings on an ongoing basis. After each closing, funds tendered by investors will be available to the company. After the initial closing of this offering, the company expects to hold closings on at least a monthly basis.

The company is offering its securities in all states.

Commissions, Discounts, Expenses and Fees

The following table shows the total discounts, commissions and fees payable to StartEngine Primary in connection with this offering, assuming this offering is fully subscribed:

StartEngine processing fee paid by investors to StartEngine (1)	$350,000
StartEngine commission paid by the company to StartEngine (2)	$450,000
Value of Shares issued to StartEngine (3)	$100,000
StartEngine out of pocket expenses paid by the company (4)	$15,000

(1) Investors will be required to pay directly to StartEngine Primary a processing fee equal to 3.5% of the investment amount at the time of the investors’ subscription.

(2) StartEngine Primary will receive commissions paid by the company of 4.5% of the offering proceeds.

(3) StartEngine Primary will be issued the number of shares of Common Stock equal to 1% of the gross proceeds raised in this offering (excluding Bonus Shares), rounded to the nearest whole share. Assuming the company raises the maximum amount in this offering, it would issue 9,372 Class B Shares to StartEngine Primary, valued at $200,000.

(4) The company will also pay $15,000 to StartEngine Primary for out-of-pocket accountable expenses paid prior to commencing. This fee will be used for the purpose of coordinating filings with regulators and conducting a compliance review of the company’s offering. Any portion of this amount not expended and accounted for will be returned to the company.

Assuming the full amount of the offering is raised, the company estimates that the total value of the commissions, discounts, expense and fees of the offering payable or owed by the company and the investors to StartEngine Primary will be approximately $1,105,000. No fees or commissions will be paid with respect to the issuance of Bonus Shares in this offering.

The company will pay a cash commission of 4.5% to StartEngine Primary on sales of the Common Stock, and the company will issue StartEngine Primary a number of Class B Shares equal to 1% of the Common Stock sold through StartEngine Primary (excluding Bonus Shares). The company will also pay a $15,000 advance fee for reasonable accountable out of pocket expenses actually anticipated to be incurred by StartEngine Primary. Any unused portion of this fee not actually incurred by StartEngine Primary will be returned to the company. FINRA fees will be paid by the company. This does not include processing fees paid directly to StartEngine Primary by investors. StartEngine Primary will charge you a non-refundable processing fee equal to 3.5% of the amount you invest at the time you subscribe for our securities. The processing fee shall not exceed $700 for any investor.

StartEngine Primary, LLC will comply with Lock-Up Restriction required by FINRA Rule 5110(e)(1), not selling, transferring, assigning, pledging, or hypothecating or subjecting such to any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities commission for a period of 180 days beginning on the date of commencement of sales of the public equity offering with respect to the Securities Commission, unless FINRA Rule 5110(e)(2) applies. Pursuant to FINRA Rule 5110(g), StartEngine Primary will not accept a securities commission in options, warrants or convertibles which violates 5110(g) including but not limited to (a) is exercisable or convertible more than five years from the commencement of sales of the public offering; (b) has more than one demand registration right at the issuer's expense; (c) has a demand registration right with a duration of more than five years from the commencement of sales of the public offering; (d) has a piggyback registration right with a duration of more than seven years from the commencement of sales of the public offering; (e) has anti-dilution terms that allow the participating members to receive more shares or to exercise at a lower price than originally agreed upon at the time of the public offering, when the public shareholders have not been proportionally affected by a stock split, stock dividend, or other similar event; or (f) has anti-dilution terms that allow the participating members to receive or accrue cash dividends prior to the exercise or conversion of the security.

Escrow Agent

We have entered into an Escrow Services Agreement with Bryn Mar Trust Company of Delaware LLC (the “Escrow Agent”), which can be found in Exhibit 8.1 to the Offering Statement of which this Offering Circular is a part. Investor funds will be held by the Escrow Agent pending closing or termination of the offering. All subscribers will be instructed by us or our agents to transfer funds by wire, credit or debit card, or ACH transfer directly to the escrow account established for this offering. We may terminate the offering at any time for any reason at our sole discretion. Investors should understand that acceptance of their funds into escrow does not necessarily result in their receiving shares; escrowed funds may be returned.

The Escrow Agent is not participating as an underwriter, placement agent or sales agent of this offering and will not solicit any investments, recommend our securities, distribute this Offering Circular or other offering materials to investors or provide investment advice to any prospective investor, and no communication through any medium, including any website, should be construed as such. The use of the Escrow Agent’s technology should not be interpreted and is not intended as an endorsement or recommendation by it of us or this offering. All inquiries regarding this offering or escrow should be made directly to us.

For its services, the Escrow Agent will receive an escrow cash management fee in the amount of $100.00 for each disbursement after the first four, plus an annual fee of $750.00.

No Minimum Offering Amount

The shares being offered will be issued in one or more closings. No minimum number of shares must be sold before a closing can occur. Potential investors should be aware that there can be no assurance that any other funds will be invested in this offering other than their own funds. See “Risk Factors - This offering is being conducted on a “best efforts” basis and does not require a minimum amount to be raised.”

Investors’ Tender of Funds

After the Offering Statement has been qualified by the Commission, we will accept tenders of funds to purchase whole shares. We will conduct multiple closings on investments (so not all investors will receive their shares on the same date). Each time we accept funds transferred from the Escrow Agent is defined as a “Closing.” The funds tendered by potential investors will be held by the Escrow Agent and will be transferred to us at each Closing.

Subscription Procedures

After the Offering Statement has been qualified by the Commission, the company will accept tenders of funds to purchase the Common Stock. The company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). Investors may subscribe by tendering funds via wire, credit or debit card, or ACH only, checks will not be accepted, to the escrow account to be setup by the Escrow Agent. Tendered funds will remain in escrow until a closing has occurred. StartEngine Crowdfunding will assist with the facilitation of credit and debit card payments through the Online Platform. The company estimates that processing fees for credit card subscriptions will be approximately 4% of total funds invested per transaction, although credit card processing fees may fluctuate. The company intends to pay these fees and will reimburse StartEngine Crowdfunding for transaction fees and return fees that it incurs for returns and chargebacks. The company estimates that approximately 100% of the gross proceeds raised in this offering will be paid via credit card. This assumption was used in estimating the payment processing fees included in the total offering expenses set forth in “Use of Proceeds.” Upon closing, funds tendered by investors will be made available to the company for its use.

In order to invest you will be required to subscribe to the offering via the Online Platform and agree to the terms of the offering, Subscription Agreement, and any other relevant exhibit attached thereto. Investors will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under securities law, the investor is investing an amount, including the StartEngine processing fee, that does not exceed the greater of 10% of his or her annual income or 10% of your net worth (excluding the investor’s principal residence).

Investor funds will be held by the Escrow Agent pending closing or termination of the offering. All subscribers will be instructed by the company or its agents to transfer funds by wire, credit or debit card, or ACH transfer directly to the escrow account established for this offering. The company may terminate the offering at any time for any reason at its sole discretion. Investors should understand that acceptance of their funds into escrow does not necessarily result in their receiving shares; escrowed funds may be returned.

The Escrow Agent is not participating as an underwriter or placement agent or sales agent of this offering and will not solicit any investment in the company, recommend the company’s securities or provide investment advice to any prospective investor, and no communication through any medium, including any website, should be construed as such, or distribute this Offering Circular or other offering materials to investors. The use of the Escrow Agent’s technology should not be interpreted and is not intended as an endorsement or recommendation by it of the company or this offering. All inquiries regarding this offering or escrow should be made directly to the company. In the event that the company terminates the offering while investor funds are held in escrow, those funds will promptly be refunded to each investor without deduction or interest and in accordance with Rule 10b-9 under the Exchange Act.

Pursuant to the company’s agreement with StartEngine Primary, the company agrees that 6% of the total funds received into escrow will be held back as a deposit hold in case of any ACH refunds or credit card chargebacks. The hold will remain in effect for 180 days following the close of the offering. 60 days after the close of the offering, 4% of the deposit hold will be released to the company. The remaining 2% will be held for the final 120 days of the deposit hold. After such further 120 days, the remaining 2% will be released to the company.

In the event that it takes some time for the company to raise funds in this offering, the company will rely on income from sales and funds raised in any offerings from accredited investors.

No Selling Shareholders

No securities are being sold for the account of security holders; all net proceeds of this offering will go to the company.

Bonus Shares for StartEngine OWNers

In addition to Loyalty Bonus Shares and the Amount-Based Bonus described below under Investor Perks and Additional Bonus Shares, certain investors in this offering are entitled to 10% Bonus Shares of the company’s Class B Common Stock (effectively a discount on the price paid per share) (the “StartEngine OWNers Bonus”), in addition to the Loyalty Bonus and the Amount-Based Bonus described below. See Plan of Distribution - Investor Perks and Additional Bonus Shares. For example, anyone who is a member of the StartEngine OWNers Bonus program will receive 110 shares for every 100 shares they purchase in the offering. The effective price per share for any investors that are entitled to the StartEngine OWNers Bonus and no other share bonuses, would be $9.70 per share, subject to rounding. Fractional shares will not be distributed and share bonuses will be determined by rounding down to the nearest whole share. The general public can become members of the StartEngine OWNers Bonus program on StartEngine’s website for $275 per year. Membership will auto renew every year. A member of the program can cancel their renewal at any time. Once the individual cancels, their membership will expire on the next anniversary of their membership. With the StartEngine OWNer’s Bonus, the investor will earn 10% bonus shares on all investments they make in participating campaigns on StartEngine. StartEngine Crowdfunding, Inc., will determine whether an investor qualifies as a StartEngine OWNer.

Investor Perks and Additional Bonus Shares

To encourage participation in the offering, we are providing specific perks for investors who invest a minimum of $1,500 in this offering, are prior investors in the company, or are StartEngine OWNers. Additional perks, including bonus shares, are available for investments of greater amounts. We are of the opinion that these perks do not have any cash value and do not alter the sales price or cost basis of the securities in this offering. Instead, the perks are a “thank you” to investors that help us achieve our mission. However, it is recommended that investors consult with a tax professional to fully understand any tax implications of receiving any perks before investing. Fractional shares will not be distributed and share bonuses will be determined by rounding down to the nearest whole share.

Loyalty Bonus

Investors who have previously invested in the company receive 5% bonus shares of the company’s Common Stock (effectively a discount on the price paid per share) (the “Loyalty Bonus Shares”), in addition to any StartEngine OWNers Bonus Shares or Amount Based Bonus (as defined below), to which they are entitled to receive. The effective price per share for any investors that are entitled to the Loyalty Bonus Shares, and no other share bonuses, would be $10.16 per share, subject to rounding down to the nearest whole share.

Amount-Based Bonus

Investors who invest $1,500 or more in this offering are entitled to receive the following bonus shares of the company’s Common Stock (effectively a discount on the price paid per share) based on the amount invested (the “Amount-Based Bonus”), in addition to any StartEngine OWNers Bonus Shares or Loyalty Bonus Shares, to which they are entitled to receive. The table below sets forth each of the Amount-Based Bonus levels and the effective price per share that will be paid by investors who achieve each bonus level, which effective price is calculated by rounding down to the nearest whole share:

Investment Amount	Rewards	Average Price Per Share
$1,500-$4,999	2% bonus shares	$10.46
$5,000 - $9,999	5% bonus shares	$10.16
$10,000-$24,999	10% bonus shares	$9.70
$25,000+	15% bonus shares	$9.28

Aggregated Bonus Shares

The StartEngine Owners Bonus, the Amount-Based Bonus and the Loyalty Bonus are stacked. Therefore, any investor that satisfies the requirements for any type of Bonus Shares will receive the maximum aggregate amount of Bonus Shares for each type of bonus. For purposes of clarity and by way of example, if an investor is entitled to a StartEngine Owner’s Bonus (10%), the Loyalty Bonus (5%) and the Amount-Based Bonus for investing more than $25,000 (15%), such investor shall be entitled to 30% Bonus Shares, which would have an effective price per share of $8.21.

Transfer Agent

We have engaged StartEngine Secure, LLC, a registered transfer agent with the SEC, who will serve as transfer agent to maintain shareholder information on a book-entry basis.

Provisions of Note in Our subscription agreement

Exclusive Venue

Our subscription agreement includes a forum selection provision that requires any claim against us based on the subscription agreement not arising under the federal securities laws to be brought in a court of competent jurisdiction in the State of New York. This forum selection provisions may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. We have adopted this provision to limit the time and expense incurred by our management to challenge any such claims. As a company with a small management team, this provision allows our officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on our operations.

Jury Trial Waiver

The subscription agreement provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the subscription agreement, including any claim under federal securities laws. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law.

USE OF PROCEEDS

Please see the table below for a summary the company’s estimated intended use of proceeds from this offering.

The table below sets forth the manner in which we intend to use the net proceeds we receive from this offering, assuming the sale of 25%, 50%, 75% and 100% of the Shares we are offering. All amounts listed below are estimates.

During the course of the offering, the company may issue Bonus Shares as described under “Plan of Distribution.” The issuance of Bonus Shares does not affect the potential proceeds that may be received by the company.

	Raise Amount
	$2.5M Raise	$5M Raise	$7.5M Raise	$10M Raise
Offering Proceeds
Gross Proceeds	$2,500,000	$5,000,000	$7,500,000	$10,000,000
Offering Expenses (1)	551,500	1,014,000	1,476,500	1,939,000

Total Proceeds Available for Use	$1,948,500	$3,986,000	$6,023,500	$8,061,000

Estimated Expenses
R&D and Production (2)	$1,656,225	$3,188,800	$4,216,450	$4,836,600
Marketing and Sales	$194,850	$398,600	$602,350	$806,100
Working Capital (3)	$97,425	$398,600	$1,204,700	$2,418,300

TOTAL	$1,948,500	$3,986,000	$6,023,500	$8,061,000

(1)	Includes commissions to StartEngine, as we as estimated legal, accounting, and investor acquisition marketing expenses related to this offering.
(2)	Includes estimated costs and expenses of Clinical Trials and FDA approval process.
(3)	Includes payment of salaries to officers of the Company and operating expenses.

We reserve the right to change the above use of proceeds if management believes it is in our best interests.

The allocation of the net proceeds of the offering set forth above represents our estimates based upon our current plans, assumptions we have made regarding the industry, general economic conditions and our future revenues (if any) and expenditures.

Investors are cautioned that expenditures may vary substantially from the estimates above. Investors will be relying on the judgment of our management, who will have broad discretion regarding the application of the proceeds from this offering. The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations (if any), business developments and the rate of our growth. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.

In the event that we do not raise the entire amount we are seeking, then we may attempt to raise additional funds through private offerings of our securities or by borrowing funds. We do not have any committed sources of financing.

OUR BUSINESS

This discussion should be read in conjunction with the other sections of this offering Circular, including “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the Financial Statements attached and the related exhibits. The various sections of this discussion contain a number of forward-looking statements, all of which are based on our current expectations and could be affected by the uncertainties and risk factors described throughout this Offering Circular.

The company develops, manufactures and has marketed transcranial alternating current stimulation (“tACS”) medical devices, also known as Cranial Electrotherapy Stimulation devices, for the treatment of depression, anxiety and/or insomnia. The Fisher Wallace Stimulator, our Version 1.0, is a variable output Cranial Electrotherapy Stimulation (“CES”) device that has been legally marketed in the United States since 1990 when it received 510k clearances from the United States Food & Drug Administration (the “FDA”) for the treatment of depression, anxiety and insomnia. In 2019, the FDA required Class III premarket approval for CES devices intended to treat depression and Class II special controls for CES devices intended to treat anxiety and/or insomnia. In order to fulfill these requirements, we were required to develop a fixed output version of our technology to ensure consistent dosage. We developed a fixed output CES device (“Version 2.0”), and have submitted the results of clinical and non-clinical testing to the FDA. Our FDA marketing clearance provided for our older, variable output device for the treatment of depression expired on April 6, 2023, resulting in us only able to market our Version 1.0 device for the treatment of anxiety and/or insomnia, and as a general wellness device. We expect that the FDA will designate a date in the near future by which the marketing clearance of our variable output device to treat anxiety and insomnia will also expire, after which we will only be able to market our Version 1.0 device as a general wellness device. We expect that our inability to market our Version 1.0 device for the specific designations of depression and anxiety and/or insomnia, will result in a significant reduction of revenue until and unless we obtain approval or clearance for our Version 2.0 device. In addition to pursuing new FDA approval and clearances, we intend to apply for approval to market and sell our Version 2.0 Device in markets outside of the United States. See Risk Factors – “As a result of government regulation, we must soon cease marketing our Version 1.0 device in the United States and only market our Version 2.0 device if and when the Version 2.0 device is granted approval or clearance by the FDA. The inability to market our Version 1.0 device will limit our ability to generate revenue until and unless we commercialize our Version 2.0 device in the United States or other markets.”

Our technology has been shown in published clinical studies to stimulate neurochemical production and lower cortisol, as well as reduce the symptoms of depression, anxiety and insomnia. Patients use the device at home for 20 minutes per treatment session and, in clinical trials and practice, the majority of patients experience durable symptom reduction within 1-4 weeks of treatment.

We are currently developing Version 2.0 of our technology under a new brand name, OAK®, and seeking FDA approval and clearances to market our new device for the designations of depression, anxiety and/or insomnia. See Risk Factors – “We are seeking FDA approval and clearance for our Version 2.0 Device, and may not receive such approval or clearance; failure to obtain approval or clearance for our Version 2.0 device will limit our ability to generate revenue in the United States.”

We believe the depression, anxiety and insomnia treatment markets are inadequately served by drug therapy and behavioral therapy which provide low to modest efficacy at high cost and side effect rate and require significant provider administration and patient engagement. We compete with these standards of care by offering an easy-to-use, low-risk, effective and affordable treatment option that may be prescribed via telehealth and shipped directly to patients.

The customer base for our devices is large and growing, and we believe that the demand for mental health treatment will remain high for the foreseeable future. We sell our product directly through our website, www.fisherwallace.com, and to date have sold more than 100,000 devices, generating more than $30 million in lifetime revenue.

We have invested millions of dollars in clinical research and product development over the past three years with the goal of obtaining new FDA approval and clearances, as well as CE Marks in Europe, to treat depression, anxiety and/or insomnia, as well as releasing a Version 2.0 device with improved industrial design.

Government Regulation

The Fisher Wallace Stimulator, our Version 1.0, is a variable output Cranial Electrotherapy Stimulation (“CES”) device that has been legally marketed in the United States since 1990 when it received 510k clearances from the United States Food & Drug Administration (the “FDA”) for the treatment of depression, anxiety and insomnia. In 2019, the FDA required Class III premarket approval for CES devices intended to treat depression and Class II special controls for CES devices intended to treat anxiety and/or insomnia. In order to fulfill these requirements, we were required to develop a fixed output version of our technology to ensure consistent dosage. We developed a fixed output CES device, (“Version 2.0”), and have submitted the results of clinical and non-clinical testing to the FDA. Our FDA marketing clearance provided for our older, variable output device for the treatment of depression expired on April 6, 2023, resulting in us only able to market our Version 1.0 device for the treatment of anxiety and/or insomnia, and as a general wellness device. We expect that the FDA will designate a date in the near future by which the marketing clearance of our variable output device to treat anxiety and insomnia will also expire, after which we will only be able to market our Version 1.0 device as a general wellness device. We expect that our inability to market our Version 1.0 device for the specific designations of depression and anxiety and/or insomnia, will result in a significant reduction of revenue until and unless we obtain approval or clearance for our Version 2.0 device. In addition to pursuing new FDA approval and clearances, we intend to apply for approval to market and sell our Version 2.0 Device in markets outside of the United States. See Risk Factors – “As a result of government regulation, we must soon cease marketing our Version 1.0 device in the United States and only market our Version 2.0 device if and when the Version 2.0 device is granted approval or clearance by the FDA. The inability to market our Version 1.0 device will limit our ability to generate revenue until and unless we commercialize our Version 2.0 device in the United States or other markets”

We have conducted multiple clinical trials with our Version 2.0 device and are actively applying for FDA approval and clearance. In addition to providing clinical testing results to the FDA, we must also provide non-clinical testing results in order to meet the requirements of approval or clearance for our Version 2.0 device. The deadline for submitting all clinical and non-clinical testing to the FDA to fulfill the requirements of our current premarket approval application is March 1, 2024. While we expect to meet this deadline, if we fail to meet this deadline we may submit a new premarket approval application, or, seek to reclassify CES for the treatment of depression into Class II and submit clinical and non-clinical testing as part of Class II special controls. Separately, we intend to submit clinical and non-clinical testing results to the FDA to support clearance of our Version 2.0 device for the treatment of anxiety and insomnia, including the results of our ongoing study with the Seattle Police Department which is scheduled to conclude in May, 2023. The deadline for submitting new clinical data as part of our current clearance application is March 28, 2023, so we intend to submit the results of our Seattle Police Department study as part of a new clearance application. Failure to obtain FDA approval or clearance for our Version 2.0 device will limit our ability to generate revenue in the United States. WSee Risk Factors – “We are seeking FDA approval and clearance for our Version 2.0 Device, and may not receive such approval or clearance; failure to obtain approval or clearance for our Version 2.0 device will limit our ability to generate revenue in the United States,”

Intellectual Property

Our Version 1.0 device, the Fisher Wallace Stimulator®, uses technology that was protected by a patent which has expired. We have filed a provisional patent application covering the Version 2.0 of the stimulator; however, a patent may never be issued or certain claims may be rejected or may need to be narrowed, which may limit the protection we are attempting to obtain. We do not consider patent protection as strong a barrier to competition as regulatory clearance and approval, as the later requires significant investments of time and money in clinical research. We may seek additional intellectual property protection in the course of our development of new products and subsequent versions of our products. We currently own trademarks for our brands, including, Fisher Wallace Stimulator®, Circadia® and Kortex®, and OAK® and their respective domain names.

Employees

We currently have eight full-time employees and two part-time employees. We also work with dozens of consultants and freelancers, allowing us to maintain a low full-time head-count.

Property

Our corporate headquarters is located at 630 Flushing Avenue, Brooklyn – Box 84, New York, where we lease 2100 square feet of office space under a 2-year lease for $ 7,190 per month.

Competitors and Industry

Our products primarily compete with drug therapy and behavioral therapy, however, our products may be used in conjunction with these standards of care. Additional competitive technologies include transcranial magnetic stimulation, vagal nerve stimulation, and other forms of cranial electrotherapy stimulation. Many of our competitors have more access to capital and marketing/sales channels and human resources than we do. They may succeed in developing and marketing competing products earlier than us, or products that are superior to ours. There can be no assurance that our competitors will not render our technology or product obsolete or that the products developed by us will be preferred to any existing or newly developed technologies. It should further be assumed that competition will intensify.

Legal Proceedings

We received a notice for a lawsuit that we had not been served in the past. The lawsuit pertains to an unpaid invoice from a previous advertising vendor, who did not deliver on the promised services or results, in an amount of $24,546. The documents included had not been previously served to Fisher Wallace, as is required by state civil procedure. As such, we have retained legal counsel that will move to vacate this decision due to lack of service/notice and request a re-hearing whereby we will have the opportunity to show that the vendor did not deliver on the services or results that were contemplated and promised in the agreement between the parties.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations for the twelve-month period ended December 31, 2022 (the “2022 Annul Period”), and the twelve-month period ended December 31, 2021 (the “2021 Annual Period”) should be read in conjunction with our audited consolidated financial statements and the related notes included in this report.

Overview

We were formed as a Delaware corporation on August 23, 2019, and our headquarters are in New York, New York. Our predecessor-in-interest, Fisher-Wallace Laboratories, LLC, sold us substantially all of its assets in September 2019. We manufacture and market wearable medical devices for the treatment of depression, anxiety and insomnia. Our flagship product, the Fisher Wallace Stimulator® is currently approved in the United States, Europe, Canada, Mexico and Brazil to treat depression, anxiety and insomnia.

Results of Operation

Sales

For the 2022 Annual Period our net sales were $4,739,387, compared to $4,230,290 for the 2021 Annual Period. We anticipate a significant decrease in revenue during 2023 and 2024, until and unless we obtain approval or clearance for OAK®, our Version 2.0 “fixed output” device. Our FDA marketing clearance provided for our older, variable output device for the treatment of depression expired on April 6, 2023, resulting in us only able to market our Version 1.0 device for the treatment of anxiety and/or insomnia, and as a general wellness device. We expect that the FDA will designate a date in the near future by which the marketing clearance of our variable output device to treat anxiety and insomnia will also expire, after which we will only be able to market our Version 1.0 device as a general wellness device. We expect that our inability to market our Version 1.0 device for the specific designations of depression and anxiety and/or insomnia, will result in a significant reduction of revenue until and unless we obtain approval or clearance for OAK®. We intend to apply for approval and clearance for OAK® in markets outside the United States as well as within the United States.

Cost of Goods Sold

For the 2022 Annual Period, our cost of goods sold was $1,096,113 compared to $ $623,703 for the 2021 Annual Period. The significant increase in the cost of goods sold during 2022, is primarily a result of an increase in sales volume and increases in cost.

Gross Profit

For the 2022 Annual Period, our gross profit was $3,643,274 compared to $3,606,587 for the 2021 Annual Period.

Operating Expenses

Our operating expenses consist of advertising marketing and sales expenses, general and administrative expenses and research and development expenses. For the 2022 Annul Period, our operating expenses were $10,398,801, including $5,139,819 for advertising, marketing and sales, $2,308,252 for general and administrative and $2,950,730 for research and development.

For the 2021 Annual Period, our operating expenses were $6,770,115, including $3,229,171 for advertising and marketing, $1,464,475 for general and administrative and $2,076,469 for research and development.  The significant increase in advertising, marketing, and sales expenses was primarily the result of increased advertising spending, and a decision, beginning in 2022, to record sales fees and sales shipping expense under advertising, marketing and sales expenses, rather than under cost of goods sold and general and administrative expenses. The increase in research and development expenses is primarily related to clinical trials and product development and regulatory approval expenses for our Version 2.0 Device. We expect our operating expenses during 2023 to remain elevated due to continued product development costs.

Loss From Operations

Our loss from operations was $6,755,527 for the 2022 Annual Period, compared to $3,164,028 for the 2021 Annual Period.

Other Expenses

Other Expenses for the 2022 Annual Period were $319,568, including $318,217 in interest expense related to our various credit lines, offset by a small gain in currency exchange. Other Expenses for the 2021 Annual Period were $98,513, including $147,493 in interest expenses related to our various credit lines, and a gain of $48,620 related to the forgiveness of our Paycheck Protection Program Loan. The increase in interest expenses during the 2022 Annual Period resulted primarily from our increased use of our credit lines.

Net Loss

Our net operating loss for the 2022 Annul Period was $7,073,744, compared to a net operating loss of $3,262,291, for the 2021 Annual Period. The significant increase in losses is primarily due to the increase in cost of goods sold, and our operating expenses.

Liquidity and Capital Resources

Since our inception we have raised over $10,000,000 through various securities offerings, which we have used for operations.  As of December 31, 2022, we had $128,229 in cash and cash equivalents, compared to $1,929,380 as of December 31, 2021. The decrease in cash is primarily attributable to our increase in operating expenses and cost of goods sold during the 2022 Annual Period. As of March 31, 2022, we had approximately $112,368 in cash on hand. Our daily cash balance fluctuates significantly as a result of drawdowns. During the first quarter of 2023, the Companies average daily cash balance was $194,521.

As of December 31, 2022, the Company had capital resources available in the form of a line of credit for $1 million from Google, a $200K credit line from Bing, and recurring access to Shopify Capital advances against revenue that typically amounts to approximately one month of revenue.

We may incur significant additional costs in finalizing the development of our new Version 2.0 device, including, expenses in completing clinical trials and FDA approvals, in production, marketing, sales and customer service, and intend to continue to fund our operations through funds received from our Regulation A+ offering that is pending qualification, future fundraising campaigns, and additional debt and/or equity financings as determined to be necessary. If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned development and marketing, which could harm our business, financial condition and operating results. Accordingly, our independent auditor’s report includes a paragraph regarding substantial doubt about our ability to continue as a going concern.

Debt

We have a $2,000,000 line of credit with Google, which accrues no interest, and any advances must be repaid monthly.   As of December 31, 2022, we had $1,293,546 outstanding on this credit line.

We have a $200,000 line of credit with Bing, which accrues no interest, and any advances must be repaid monthly.   As of December 31, 2022, we had $9,624 outstanding on this credit line.

We have an American Express credit card, which accrues interest on outstanding balances of 9% per annum.  As of December 31, 2022, we had $3,970 outstanding under our American Express card.

We have a credit line with Shopify Capital, which accrues interest at 13% and any advances must be repaid daily.  As of December 31, 2022, we had $384,795 outstanding on this credit line.

We have an outstanding loan to Charles A. Fisher, our chairman, chief financial officer and secretary, in the principal amount of $576,525, plus interest in the amount of $86,479, which has accrued as of December 31, 2022.  Interest at a rate of 5% per annum accrued on the principal amount of the loan, and we are required to repay the loan in equal monthly installments of $20,000 commencing in April 2023.

In December 2020, we entered into a loan agreement with Clear Finance Technology Corp. (Clearbanc), pursuant to which Clearbanc paid our bills for advertising expenses to Google and Facebook amounting to $242,346 and $82,654, respectively, for a total of $325,000. Under this agreement, we assigned $364,000 of our future receivables due for payment to Clearbanc, based on 20% of our future receivables collected on a daily basis. On February 24, 2021, this loan was restructured, and we received additional loans of $150,000 after payment of $54,172 of principal on the loan. The new loan principal amount was $420,828 with a discount of $18,000. On April 28, 2021, the loan was again restructured, and we received an additional loan of $200,000 after a principal loan repayment of $156,005. The new loan principal amount was $464,823 with a discount of $24,000 to be amortized over the life of the loan.   As of December 31, 2022, the remaining balance due to Clearbanc and Facebook were $42,675, and $193,174, respectively. We are making payments of $5,000 per month on each loan.

We have $139,500 in principal outstanding under Promissory Notes, convertible into Class A Shares at a conversion price of 2.7358 per share, which accrue fixed interest of 8%. The Company is required to pay these Notes in six (6) equal monthly installments commencing on the last day of the 7th month following the date of issuance, and such Notes were issued between August and October 2022.

Plan of Operations

Throughout 2023, we intend to focus on completing development of OAK®, and progress our FDA Approval and re-Clearance applications. The extent to which we will be able to meet these goals may depend upon the funds raised in our future offerings.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The following table sets forth information about our executive officers and directors.

Name	Position	Age	Term of Office	Approximate Hours per week for part-time employees
Kelly Roman	Chief Executive Officer and Director	49	August 2019 – Present	NA
Charles A. Fisher	Chief Financial Officer, Secretary and Director	66	August 2019 – Present	NA
Simon Webster	Director	53	December 2021 - Present	NA

There are no arrangements or understandings between executive officers and directors and any other persons pursuant to which the executive officer or director was selected to act as such.

Kelly Roman, has served as our chief executive officer and director since our inception in August 2019. As Chief Executive Officer, Mr. Roman is responsible for our strategy and execution, with a focus on advertising, email marketing, content, product development, regulatory affairs, and clinical trial strategy. Between July 2009 and August 2019, Mr. Roman served as the Chief Executive Officer of our predecessor organization, Fisher-Wallace Laboratories, LLC, a New York limited liability company. Mr. Roman graduated from Harvard College, and served as an award-winning executive in the digital advertising (Nielsen) and SaaS industries (Oddcast)

Charles A. Fisher, has served as our Chairman, Chief Financial Officer and Secretary since our inception in August 2019. As Chief Financial Officer, Mr. Fisher manages device manufacturing, inventory, office staff, public relations, financial controls, and governmental reporting. Since January 2007, Mr. Fisher has served as the manager and Chief Financial Officer of our predecessor organization, Fisher-Wallace Laboratories, LLC, a New York limited liability company. Mr. Fisher is a graduate of Harvard College, and an entrepreneur with extensive career experience in building consumer products companies.

Simon Webster, has served as a director since December 2021. Since March 2021, Mr. Webster has served as Chief Executive Officer of SHUL Capital, a venture capital firm focusing on investments in sleep, health, fitness and leisure. Between November 2019 and March 2021, Mr. Webster served as Group Chief Executive Officer of CPA Global, an IT services and consulting business, and served as the Chief Executive Officer of CPA Global between October 2015 and November 2019. Since November 2021, he has served as a Director of Jersey Bulls Football Club.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The table below reflects the annual compensation paid by us to our only officers and directors during the fiscal year ended December 31, 2022:

Name	Capacities in which compensation received	Cash Compensation	Other Compensation		Total Compensation
Kelly Roman 630 Flushing Avenue– Box 84 Brooklyn, NY 11206	Chief Executive Officer and Director	$198,583.83	$0		$198,583.83

Charles A. Fisher 630 Flushing Avenue – Box 84 Brooklyn, NY 11206	Chief Financial Officer, Secretary and Director	$0	$8,511.30	(1)	$8,511.30

(1)	Represents medical insurance premiums.

The directors do not receive any compensation for their service as directors.

We are not parties to employment agreements with any of our officers. Mr. Roman’s salary increased to $225,000 commencing March 13, 2022.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

Set forth below is information regarding the beneficial ownership of our Class A Shares and our Series Seed Preferred Stock (which are our only voting securities) as of April 30, 2023, by each person whom we know owned, beneficially, more than 10% of the outstanding Class A Shares or Series Seed Preferred Stock, and all of the current officers and directors as a group.

We believe that, except as noted below, each named beneficial owner has sole voting and investment power with respect to the shares listed. Unless otherwise indicated herein, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to shares beneficially owned.

Title of class	Name and address of beneficial owner (1)	Amount and nature of Beneficial ownership	Amount and nature of beneficial ownership acquirable		Percent of Class (4)
Class A Shares	Charles A. Fisher	3,829,436	0		55.31%
Class A Shares	Kelly Roman	1,355,031	0		19.57%
Class A Shares	Simon Webster (2)	98,691	933,727	(3)	14.91%
Class A Shares	All directors and officers as a group (3 persons)	5,283,158	933,727	(3)	89.79%
Series Seed Preferred Stock	Simon Webster (2)	933,727	0		100%
Series Seed Preferred Stock	All directors and officers as a group (1 person)	933,727	0		100%

(1)	The business address of Mssr. Fisher and Roman is 630 Flushing Avenue – Box 84, Brooklyn, NY 11206, and the business address of Mr. Webster is The Cape, Mont Gras D’Eau, St. Brelade, Jersey, Channel Islands, JE3 8ED.

(2)	Mr. Webster is Chief Executive Officer of SHUFL Venture Capital Ltd., which holds all shares of Series Seed Preferred Stock.

(3)	Represents 98,691 Class A Shares issuable upon conversion of Series Seed Preferred Stock.

(4)	Percentage for Class A Shares assume conversion of all outstanding Series Seed Preferred Stock.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

During 2017 and 2018, Charles A. Fisher, our chairman, chief financial officer, secretary, and holder of over 20% of our voting securities, extended loans to Fisher-Wallace Laboratories, LLC, in the aggregate amount of $576,525. Pursuant to an Asset Purchase Agreement entered into in or about September 2019, Fisher-Wallace Laboratories, LLC, sold us substantially all of its assets in exchange for 5,999,999 Class A Shares, and we assumed all of the liabilities of Fisher-Wallace Laboratories, LLC, including, the Note. On November 17, 2022, we memorialized such loans by issuing Mr. Fisher a Promissory Note in the amount of $576,525. Pursuant to the Promissory Note, interest at a rate of 5% per annum commenced accruing on the principal amount of the Note on January 1, 2020, and the Note was due and payable at such times as funds are reasonably available to the company. On November 17, 2021, the Note was amended to provide that the Note shall be repaid in monthly installments of $20,000 commencing on April 1, 2022. On July 5, 2022, the Note was amended to extend the repayment commencement date to April 1, 2023.

In December 2021, we engaged in an offering under Rule 4(1)(a) of the Securities Act, pursuant to which we sold 456,905 shares of Series Seed Preferred Stock for $2.7358 per share or an aggregate offering price of $1,250,000, to SHUFL Venture Capita LTD. (“SHUFL”). Upon the closing of such offering, Simon Webster, the Chief Executive Officer of SHUFL, was appointed a director. Pursuant to the exercise of an option by the holders of Series Seed Preferred Stock, in March 2022, we sold an additional 456,904 shares of Series Seed Preferred Stock to SHUFL in exchange for $2.7358 per share or an aggregate offering price of $1,250,000. Pursuant to a Side Letter Agreement, we issued SHUFL an additional 19,918 shares of Series Seed Preferred Stock, and in connection therewith, Amended our to Amended and Restated Certificate of Incorporation, to (a) increase the authorized number of shares of Preferred Stock and Series Seed Preferred Stock, from 913,809 shares to 933,727 shares, and (b) decrease the Series Seed Conversion Price and Series Seed Original Issue Price from $2.7358 per share to 2.6774 per share.

In July 2022, SHUFL Venture Capital LTD., purchased $250,000 in Convertible Promissory Notes in connection with our offering pursuant to Rule 506(c), of up to $750,000 in Convertible Promissory Notes. Simon Webster, a director, is the Chief Executive Officer of SHUFL. The Note is due and payable in six (6) equal monthly installments, with the first installment being due on February 30, 2023. The Note was convertible into Class A Shares, at a conversion price of $2.7358 per share. To prevent dilution to the company's stockholders, the company's founders agreed to forfeit a number of their Class A Shares equal to the number of Class A Shares issued to the investor upon the conversion of the Note. On January 4, 2023, SHUFL converted its Convertible Promissory Note into 98,691 shares of Class A Shares, and in connection therewith, our founder’s forfeited an equivalent number of their shares of Class A Shares. Pursuant to an Investor Rights Agreement, SHUFL has the right to invest an amount equal to 20% of the principal amount of the Note, in the company’s next non-crowdfunding equity financing, at a 25% discount to the offering price in such financing.

SECURITIES BEING OFFERED

In this offering, we are offering to investors Class B Common Stock.

Our authorized capital stock consists of 11,100,000 shares of common stock, par value $0.0001 per share, of which 7,100,000 shares are designated as “Class A Common Stock” (the “Class A Shares”) and 4,000,000 shares are designated as “Class B Common Stock” (the “Class B Shares,” and sometimes together with the Class A Shares, the “Common Stock”), and 913,809 shares of Series Seed Preferred Stock (the “Series Seed Preferred Stock”).

As of February 15, 2023, we had 6,000,000 Class A Shares outstanding, 1,432,613 Class B Shares outstanding (excluding any additional Class B Shares that may be sold in our current Regulation CF Offering), and 933,727 Series Seed Preferred Stock Shares outstanding. As of February 15, 2023, we also had outstanding options to purchase 68,096 Class A Shares, having an exercise price of $2.42 per share, options to purchase 105,987 Class B Shares, having an exercise price of $3.13 per share, options to purchase 19,500 Class B Shares, having an exercise price of $5.00 per share, a warrant to purchase 37,557 Class B Shares having an exercise price of $6.21 per share, and warrants to purchase 30,000 Class B Shares having an exercise price of $3.13 per share. We also have 798,480 shares of Common Stock reserved for issuance upon the exercise of stock options that may be granted in the future.

We have $139,500 in principal outstanding under Promissory Notes, convertible into Class A Shares at a conversion price of $2.7358 per share, which accrue fixed interest of 8% (the “Class A Notes”). To prevent dilution to the company's stockholders, the company's founders have agreed to forfeit a number of their Class A Shares equal to the number of Class A Shares issued to the investors upon the conversion of the Notes.

The rights of holders of our shares are governed by our Certificate of Incorporation. Our Certificate of Incorporation may be amended by our Board and by the vote of the holders of a majority of the outstanding Class A Shares, to increase the number of authorized shares of Common Stock, or the authorized number of shares of any class of Common Stock and there is no limit on the number of shares of Common Stock, or any class of Common Stock, that may be authorized and issued. The Board, with the approval of the holders of the Class A Shares, and, and in certain instances, the approval of the holders of Class A Shares and Series Seed Preferred Stock, voting as separate classes, may amend the Certificate of Incorporation to create one or more series of preferred stock that have rights, preferences and privileges senior to the rights, preferences and privileges of the Common Stock and Series Seed Preferred Stock.

Liquidation Preference

In the event of any liquidation or winding up of the company, or a merger, consolidation or sale of substantially all of the assets of the company (a "Deemed Liquidation Event"), the holders of Series Seed Preferred Stock shall be entitled to receive, prior to and in preference to the holders of Common Stock, an amount equal to the greater of (i) the Original Issue Price (as defined below) for each share of Series Seed Preferred Stock, plus any declared but unpaid dividends, and (ii) such amount per share as would have been payable had each such share been converted into Class A Shares immediately prior to such liquidation, winding up or Deemed Liquidation Event)(the "Series Seed Liquidation Amount"). The "Original Issue Price" is $2.7538, and is subject to appropriate adjustments in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series Seed Stock, and certain issuances of securities at below the Original Issue Price. See “Securities Being Offered – Anti-Dilution Protection” for a detailed discussion of these rights.

After the payment of the Series Seed Liquidation Amount to the holders of Series Seed Preferred Stock, the remaining assets of the company will be distributed ratably to the holders of Common Stock.

Conversion

Each share of Series Seed Preferred Stock shall be automatically converted into Class A Shares at the then-applicable conversion rate (i) in the event that the holders of a majority of the Series Seed Preferred Stock (the “Preferred Majority”) consents to such conversion, or (ii) upon the closing of an underwritten public offering on a firm commitment basis, resulting in aggregate net proceeds to the company (after underwriting discounts and commissions) of not less than $20 million, based on a pre-money valuation of the company of not less than $50 million. The conversion price applicable to each share of Series Seed Preferred Stock equals the Original Issue Price, however, is subject to broad-based weighted average anti-dilution for certain future issuances of securities at an issuance price, or, with respect to convertible securities, having a conversion price, below the Original Issue Price. See “Securities Being Offered – Anti-Dilution Protection” for a detailed discussion of these rights.

Dividend Preference

The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock (other than dividends on shares of Common Stock payable in shares of Common Stock) unless the holders of the Series Seed Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series Seed Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series Seed Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Series Seed Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series Seed Preferred Stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to the Series Seed Original Issue Price; provided that, if the company declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the company, the dividend payable to the holders of Series Seed Preferred Stock shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series Seed Preferred Stock dividend. The right to receive dividends on shares of Series Seed Preferred Stock are not cumulative, and no right to dividends shall accrue to holders of Series Seed Preferred Stock by reason of the fact that dividends on said shares are not declared or paid.

Director Appointment Rights

The holders of record of Series Seed Preferred Stock, exclusively and as a separate class, are entitled to elect one (1) of the three directors of the company.

Protective Provisions

At any time when at least 25% of shares of Series Seed Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series Seed Preferred Stock) are outstanding, the company must obtain the written consent or affirmative vote of the holders of a majority of the outstanding shares of Series Seed Preferred Stock, to among other things, liquidate, dissolve or wind-up the business and affairs of the company, effect any merger or consolidation, effect an initial public offering, change the constituting documents of the company in a manner that adversely affects the powers, preferences or rights of the Series Seed Preferred Stock, including, creating additional classes of stock that ranks senior or on par with the Series Seed Preferred Stock.

Preemptive Rights

The holders of Series Seed Preferred Stock have the preemptive right to participate in any future sales of securities by the company (subject to customary exclusions), on a pro rata basis based on such holder's ownership percentage of Common Stock of the company prior to such sales (on a fully diluted basis including any shares of Common Stock issuable or issued upon conversion of shares of Series Seed Preferred Stock and exercise of all authorized options).

Right of First Refusal

The Company first and the Investor second will have a pro rata right of first refusal with respect to any shares of Common Stock of the company, proposed to be transferred by any of the company’s founding stockholders.

Tag Along Rights

The holders of Series Seed Preferred Stock have a tag-along (co-sale) right with respect to the sale of any shares of Common Stock of the company, proposed to be transferred by Founding Stockholders, which would result in a change of control.

Registration Rights

The holders of Series Seed Preferred Stock are entitled to registration rights if and to the extent they are granted to any future stockholder.

Information Rights

Prior to a Qualified IPO, the company shall provide to the holders of Series Seed Preferred Stock: (i) unaudited annual financial statements within 120 days after the end of each fiscal year, (ii) unaudited quarterly financial statements within 45 days after the end of each of the first three fiscal quarters of each fiscal year, (iii) management projections and budgets quarterly and annually one month prior to the start of each year. In addition each holder of Series Seed Preferred Stock has the right to inspect the company’s properties, books and records.

Anti-Dilution Protection

Pursuant to the Amended and Restated Certificate of Incorporation, the holders of Series Seed Preferred Stock have weighted average anti-dilution protection with respect to certain additional issuances of our securities for issue prices that are below the original issuance price for such series of Series Seed Preferred Stock, or $2.6774 per share (as may be adjusted pursuant to our Amended and Restated Certificate of Incorporation).

Convertible Class A Notes

The Class A Notes are due and payable in six (6) equal monthly installments, with the first installment being due on the 7th month following their issuance. The Class A Notes are convertible, at the option of the holders, into Class A Shares, at a conversion price of $2.7358 per share. To prevent dilution to the company's stockholders, the company's founders have agreed to forfeit a number of their Class A Shares equal to the number of Class A Shares issued to the investors upon the conversion of the Notes. Pursuant to an Investor Rights Agreement, the holders of Class A Notes have the right to invest an amount equal to 20% of the principal amount of their Notes, in the company’s next non-crowdfunding equity financing, at a 25% discount to the offering price in such financing.

Part III

EXHIBITS

1	Posting Agreement with StartEngine Crowdfunding (1)

2.1	Amended and Restated Certificate of Incorporation (2)

2.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation (3)

2.3	Second Certificate of Amendment to Amended and Restated Certificate of Incorporation (4)

2.4	Third Certificate of Amendment to Amended and Restated Certificate of Incorporation (5)

2.5	Amended and Restated Bylaws (6)

4	Form of Subscription Agreement (7)

8	Escrow Services Agreement (8)

11	Consent of IndigoSpire CPAs & Advisors (9)

12	Opinion of Alliance Legal Partners, Inc. (10)

(1)	Filed as an exhibit to Fisher Wallace Laboratories, Inc. Regulation A Offering Statement on Form 1-A/A filed February 17, 2023 (Commission File No. 024-11229) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1787792/000110465923023081/tm233488d5_ex1.htm

(2)	Filed as an exhibit to Fisher Wallace Laboratories, Inc. Regulation A Offering Statement on Form 1-A/A filed February 17, 2023 (Commission File No. 024-11229) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1787792/000110465923023081/tm233488d5_ex2-1.htm

(3)	Filed as an exhibit to Fisher Wallace Laboratories, Inc. Regulation A Offering Statement on Form 1-A/A filed February 17, 2023 (Commission File No. 024-11229) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1787792/000110465923023081/tm233488d5_ex2-2.htm

(4)	Filed as an exhibit to Fisher Wallace Laboratories, Inc. Regulation A Offering Statement on Form 1-A/A filed February 17, 2023 (Commission File No. 024-11229) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1787792/000110465923023081/tm233488d5_ex2-3.htm

(5)	Filed as an exhibit to Fisher Wallace Laboratories, Inc. Regulation A Offering Statement on Form 1-A/A filed February 17, 2023 (Commission File No. 024-11229) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1787792/000110465923023081/tm233488d5_ex2-4.htm

(6)	Filed as an exhibit to Fisher Wallace Laboratories, Inc. Regulation A Offering Statement on Form 1-A/A filed February 17, 2023 (Commission File No. 024-11229) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1787792/000110465923023081/tm233488d5_ex2-5.htm

(7)	Filed as an exhibit to Fisher Wallace Laboratories, Inc. Regulation A Offering Statement on Form 1-A/A filed February 21, 2023 (Commission File No. 024-11229) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1787792/000110465923023395/tm237310d1_ex4.htm

(8)	Filed as an exhibit to Fisher Wallace Laboratories, Inc. Regulation A Offering Statement on Form 1-A/A filed February 17, 2023 (Commission File No. 024-11229) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1787792/000110465923023081/tm233488d5_ex8.htm

(9)

Filed as an exhibit to Fisher Wallace Laboratories, Inc. Regulation A Offering Statement on Form 1-A/A filed February 17, 2023 (Commission File No. 024-11229) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1787792/000110465923067970/tm2317746d1_ex11.htm.

(10)	Filed as an exhibit to Fisher Wallace Laboratories, Inc. Regulation A Offering Statement on Form 1-A/A filed May 1, 2023 (Commission File No. 024-11229) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1787792/000110465923038187/tm2310160d1_ex12.htm.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 6, 2023.

FISHER WALLACE LABORATORIES, INC.

By:	/s/ Kelly Roman	Date: June 6, 2023
Kelly Roman, Chief Executive Officer, Principal Executive Officer and Director

By:	/s/ Charles A. Fisher	Date: June 6, 2023
Charles A. Fisher, Chief Financial Officer, Principal Financial Officer, Principal Accounting Officer and Director

By:	/s/ Simon Webster	Date: June 6, 2023
Director

Fisher Wallace Laboratories, Inc.

(Delaware Corporation)

Consolidated Financial Statements

December 31, 2022 and 2021

Fisher Wallace Laboratories, Inc.

INDEPENDENT AUDITOR’S REPORT

April 21, 2023

To:	Board of Directors, Fisher Wallace Laboratories, Inc.

Re:	2022 and 2021 Consolidated Financial Statement Audit

We have audited the accompanying consolidated financial statements of Fisher Wallace Laboratories, Inc. (the “Company”), which comprise the consolidated balance sheets as of December 31, 2022 and 2021, and the related consolidated statements of operations, stockholders’ equity/deficit, and cash flows for the calendar years thus ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion.

An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.  We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2021and 2020, and the consolidated results of its operations, shareholders’ equity/deficit and its cash flows for the calendar year periods thus ended in accordance with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in the notes to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's evaluation of the events and conditions and management's plans regarding these matters are also described in the notes to the financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Sincerely,

IndigoSpire CPA Group

IndigoSpire CPA Group, LLC

Aurora, Colorado

April 21, 2023

FISHER WALLACE LABORATORIES, INC.

CONSOLIDATED BALANCE SHEETS

As of December 31, 2022 and 2021

	December 31,	December 31,
	2022	2021
ASSETS
Current Assets:
Cash in banks	$128,229	$1,929,380
Inventories	292,050	33,690
Security Deposit	-	21,167
Other current assets	19,216	15,166
Total Current Assets	439,495	1,999,403

TOTAL ASSETS	$439,495	$1,999,403

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
Accounts and credit cards payable	$1,914,035	$418,483
Accrued expenses	209,285	74,488
Loans payable, net of unamortized discount	427,470	471,468
Deferred revenue	1,029,556	-
Other current liabilities	-	1,759
Total Current Liabilities	3,580,346	966,198

Non-Current Liabilities:
Convertible notes and accrued interest	420,660	-
Due to related party and accrued interest	663,004	576,525
Total Non-Current Liabilities	1,083,664	576,525

Total Liabilities	4,664,010	1,542,723

Stockholders' Equity (Deficit):
Series Seed Preferred Stock	91	46
Class A voting common stock	600	600
Class B nonvoting common stock	143	119
Additional paid-in capital, net of offering costs	8,948,580	6,552,968
Class B common stock subscriptions receivable	(76,416)	(73,284)
Accumulated deficit	(13,097,513)	(6,023,769)
Total Stockholders' Equity (Deficit)	(4,224,515)	456,680

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$439,495	$1,999,403

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements

FISHER WALLACE LABORATORIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the years ended December 31, 2022 and 2021

	December 31,	December 31,
	2022	2021
Net sales	$4,739,387	$4,230,290
Cost of goods sold	(1,096,113)	(623,703)
Gross profit	3,643,274	3,606,587

Operating Expenses:
Advertising and marketing	5,139,819	3,229,171
General and administrative expenses	2,308,252	1,464,475
Research and development	2,950,730	2,076,469
Total Operating Expenses	10,398,801	6,770,115

Loss from operations	(6,755,527)	(3,164,028)

Other Expenses:
Gain from loan forgiveness	-	48,620
Interest expense	(319,568)	(147,493)
Other income	1,351	360

Provision for income tax	-	250

Net Loss	$(7,073,744)	$(3,262,291)

Weighted-average vested common shares outstanding:
- Basic and Diluted	9,392,849	6,960,252

Net loss per common share
- Basic and Diluted	$(0.75)	$(0.47)

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements

FISHER WALLACE LABORATORIES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY/(DEFICIT)

For the years ended December 31, 2022 and 2021

	Series Seed Preferred Stock		Class A - Common Stock		Class B - Common Stock		Additional	Subscriptions	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Paid-In Capital	Receivable	Deficit	Equity (Deficit)
Balance at January 1, 2021	-	-	6,000,000	600	593,118	59	2,027,032	(127,293)	(2,761,478)	(861,080)
Issuance of Series Seed Preferred Stock	456,905	46	-	-	-	-	1,249,954	-	-	1,250,000
Issuance of Class B common stock from Reg A offering	-	-	-	-	603,155	60	3,691,002	54,009	-	3,745,071
Offering costs	-	-	-	-	-	-	(539,019)	-	-	(539,019)
Issuance of warrants	-	-	-	-	-	-	118,418	-	-	118,418
Stock-based compensation	-	-	-	-	-	-	5,580	-	-	5,580
Net income (loss)	-	-	-	-	-	-	-	-	(3,262,291)	(3,262,291)
Balance at December 31, 2021	456,905	$46	6,000,000	$600	1,196,273	$119	$6,552,968	$(73,284)	$(6,023,769)	$456,680
Issuance of Series Seed Preferred Stock and Class B Common Stock	456,904	$45			233,285	$24	2,870,383	$(3,132)		2,867,320
Offering costs							(474,771)			(474,771)
Net income (loss)									(7,073,744)	(7,073,744)
Balance at December 31, 2022	91,309	$91	6,000,000	$600	1,429,558	$143	$8,948,580	$(76,416)	$(13,097,513)	$(4,224,515)

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements

FISHER WALLACE LABORATORIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2022 and 2021

	December 31,	December 31,
	2022	2020
Cash Flows from Operating Activities
Net Loss	$(7,073,744)	$(3,262,291)
Adjustments to reconcile net loss to net cash used in operating activities:
PPP loan forgiveness	-	(48,620)
Stock-based compensation	-	5,580
Changes in operating assets and liabilities:
(Increase)/decrease in accounts receivable	-	2,302
(Increase)/decrease in inventories	(258,360)	108,210
(Increase)/decrease in security deposit	21,167	(21,167)
(Increase)/decrease in other current assets	(4,050)	(1,757)
Increase/(decrease) in accounts payable	1,495,552	87,125
Increase/(decrease) in accrued expenses	134,797	37,315
Increase/(decrease) in other current liabilities	(1,759)	1,390
Increase/(decrease) in deferred revenue	1,029,556
Increase/(decrease) in due to related party	86,479	(43,891)
Net Cash Used in Operating Activities	(4,570,362)	(3,135,805)

Cash Flows from Financing Activities
Proceeds from/(repayement of) loans	420,660	995,000
Loan repayments	(43,998)	(1,200,035)
Proceeds from issuance of equities	2,557,749	4,995,071
Offering costs	(165,200)	(420,600)
Net Cash Provided by Financing Activities	2,769,211	4,369,435

Net Change In Cash	(1,801,151)	1,233,630

Cash at Beginning of Period	1,929,380	695,750
Cash at End of Period	$128,229	$1,929,380

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$319,568	$118,667
Cash paid for income taxes	$-	$-

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements

FISHER WALLACE LABORATORIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2022 and 2021 and for the years then ended

NOTE 1: NATURE OF OPERATIONS

Fisher Wallace Laboratories Inc. (the “Company”), is a corporation formed on August 23, 2019 in the State of Delaware. Fisher Wallace Laboratories LLC (the “LLC”), a Delaware limited liability company organized on December 29, 2006 under common ownership and control as the Company. In September 2019, the LLC Company merged with the Company in an acquisition transaction, whereby the owners of the LLC Company agreed to exchange 100% of the interests in the LLC Company for 6,000,000 shares of Company’s Class A Common Stock.

The LLC Company contributed substantially all of its assets including cash, accounts receivable, inventories, intangible assets, accounts payable and other obligations to the Company. The Company began its commercial operations with the contributed net assets of LLC in November 2019. The Company’s headquarters are in New York, NY.

The Company manufactures (through a subcontractor in China) a cranial electrotherapy stimulation device, the Fisher Wallace Stimulator, which is FDA cleared for the treatment of depression, anxiety, and insomnia. The device was invented by two electrical engineers, Saul and Bernard Liss, in the 1980’s, and has been on the market as an FDA sanctioned device since 1991. The device uses a mild form of alternating current to stimulate key neurotransmitters, including dopamine, serotonin and beta-endorphin, and also lowers cortisol, the stress hormone.

The Fisher Wallace Stimulator restores sleep and improves mood by using patented radio frequencies to gently stimulate the brain's production of serotonin, beta-endorphin, and other key neurochemicals. Multiple published studies, including studies performed at Harvard Medical School, have proven the safety and effectiveness of the device. Patients typically use the device twice a day for twenty minutes (once in the morning and once before bedtime). The device causes no serious side effects and is safe to use while taking medication.

The Fisher Wallace Stimulator is sold primarily to consumers directly by the Company, as well as to a handful of distributors. Most of the distributors are located in the US, there is one in Mexico, and several are in Europe.

The Company have a CE/ISO mark which allows it to sell in Europe and Mexico (COFAPRISE).

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Basis for Consolidation

The Company prepares consolidated financial statements in accordance with generally accepted accounting principles in the United States of America (GAAP). In accordance with ASC 805-50-45-5, for transactions between entities under common control, consolidated financial statements and financial information presented for prior periods should be retroactively adjusted to furnish comparative information. Therefore, these consolidated financial statements include all accounts of Fisher Wallace Laboratories Inc. and Fisher Wallace Laboratories, LLC. All transactions and balances between and among the aforementioned companies have been eliminated in consolidating the accounts for consolidated financial statement presentation. The accounting and reporting policies of the Company conform to GAAP. The Company adopted the calendar year as its basis of reporting.

FISHER WALLACE LABORATORIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2022 and 2021 and for the years then ended

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1     - Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2     - Include other inputs that are directly or indirectly observable in the marketplace.

Level 3     - Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Fair-value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2021. The carrying amounts reported in the balance sheets approximate their fair value.

Cash Equivalents and Concentration of Cash Balance

The Company considers all highly liquid securities with an original maturity of less than three months to be cash equivalents. Bank deposit accounts are insured by the Federal Deposit Insurance Corporation up to $250,000. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits. As of December 31, 2022 and 2021, the Company’s cash balances exceeded federally insured limits by $0 and $1,612,494, respectively.

FISHER WALLACE LABORATORIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2022 and 2021 and for the years then ended

Accounts Receivable

The Company assesses its receivables based on historical loss patterns, aging of the receivables, and assessments of specific identifiable customer accounts considered at risk or uncollectible.  The Company also considers any changes to the financial condition of its customers and any other external market factors that could impact the collectability of the receivables in the determination of the allowance for doubtful accounts.  The Company has determined an allowance on its accounts receivable is not necessary as of December 31, 2022 and 2021.

Inventories

Inventories are stated at the lower of cost or market and accounted for using the First In First Out (FIFO) method. As of December 31, 2022 and 2021, the Company’s inventory balances amounting to $292,050 and $33,690, respectively, consisted primarily of medical devices. The Company regularly evaluates inventory for possible impairment and estimate inventory market value based on several subjective assumptions including estimated future demand and market conditions, as well as other observable factors such as current sell-through of the Company's products, recent changes in product demand, global and regional economic conditions, historical experience selling through liquidation and price discounted channels, and the amount of inventory on hand. If the estimated inventory market value is less than its carrying value, the carrying value is adjusted to market value and the resulting impairment charge is recorded in costs of net revenues in the consolidated statements of operations. The Company records no impairment and obsolescence reserves against its inventory balances as of December 31, 2022 and 2021.

Patents

The Company capitalizes patent filing fees and it expenses legal fees, in connection with internally developed pending patents. The Company also will capitalize patent defense costs to the extent these costs enhance the economic value of an existing patent. Patents are amortized over the expected period to be benefited, not to exceed the patent lives, which may be as long as 17 years. The Company’s patent was acquired in 2019 from LLC in the capital contribution of the Company. While the management believes the patent to be an integral part of the Company’s commercial operation, LLC had fully amortized the asset prior to assignment.

Revenue Recognition

ASC Topic 606, “Revenue from Contracts with Customers” establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied. No adjustments to revenue recognition were required from the adoption of ASC 606, which was adopted January 1, 2019 and retroactively applied to the periods presented. The Company generally recognizes revenues upon shipment of its products.

FISHER WALLACE LABORATORIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2022 and 2021 and for the years then ended

Shipping and Handling

Costs incurred for shipping and handling are included in cost of revenue at the time the related revenue is recognized. Amounts billed to a customer for shipping and handling are reported as part of sales revenue in the consolidated statements of operations.

Cost of Goods Sold

Cost of Goods Sold include the cost of stimulator, batteries, accessories and spare parts, device bags, labels, strap material, transportation from the manufacturer including tariffs, and mandated device testing. Starting in 2022, sales fees, including Shopify and PayPal will be expensed under advertising marketing and sales expense, rather than under cost of goods sold, as in the past..

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes.  Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse.  A valuation allowance is recorded when it is unlikely that the deferred tax assets will be realized.

The Company assesses its income tax positions and records tax benefits for all years subject to examination based upon its evaluation of the facts, circumstances and information available at the reporting date.  In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the consolidated financial statements. The Company has determined that there are no material uncertain tax positions.

The Company accounts for income taxes with the recognition of estimated income taxes payable or refundable on income tax returns for the current period and for the estimated future tax effect attributable to temporary differences and carryforwards.  Measurement of deferred income items is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized in the immediate future.

From its inception until September 2019, the Company was subject to taxation as a limited liability company, and therefore was treated as a partnership for federal and state income tax purposes with all income tax liabilities and/or benefits of the Company being passed through to the members. As such, no recognition of federal or state income taxes for the Company have been provided for in the accompanying consolidated financial statements during that period.

For the period after the September 2019 conversion, the Company was taxed as a corporation. The Company pays Federal and State income taxes at rates of approximately 21% and 6.5%, respectively, and has used an effective blended rate of 26% to derive at deferred tax assets. Due to uncertainty as to the Company’s ability to generate sufficient taxable income in the future to utilize the net operating loss carryforward, the Company has recorded a full valuation allowance to reduce the deferred tax asset to zero. As a result, the Company’s net effective tax rate was 0% for the years ended December 31, 2022 and 2021.

FISHER WALLACE LABORATORIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2022 and 2021 and for the years then ended

The Company files U.S. federal and state income tax returns. All tax periods since inception remain open to examination by the taxing jurisdictions to which the Company is subject.

Net Earnings or Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net earnings or loss per share if their inclusion would be anti-dilutive. As of December 31, 2022 and 2021, there were no dilutive securities outstanding. The basic and dilutive earnings or loss per share data are provided in the consolidated statement of operations.

NOTE 3: GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company sustained net losses for the years ended December 31, 2022 and 2021, respectively, and has accumulated deficit of $13,025,184 as of December 31, 2022. The Company has not yet generated significant revenues and has negative cash flows from operating activities for the years ended December 31, 2022 and 2021, respectively. In addition, the Company faces significant economic uncertainty due to interest rate increases and the anticipated economic slowdown.

The Company’s ability to continue as a going concern in the next twelve months following the date the consolidated financial statements were available to be issued is dependent upon its ability to produce revenues and/or obtain financing sufficient to meet current and future obligations and deploy such to produce profitable operating results. Management has evaluated these conditions and plans to generate revenues and raise capital as needed to satisfy its capital needs. No assurance can be given that the Company will be successful in these efforts.

These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Also, see Note 9 for additional information regarding the Company’s clearance to market its devices under authorization from the US Food and Drug Administration.

FISHER WALLACE LABORATORIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2022 and 2021 and for the years then ended

NOTE 4:  DEBT INSTRUMENTS

The Company’s loans payable as of December 31, 2022 consist of:

Shopify loans	$384,795
Clearbanc loans	$42,675
Loans payable	$427,470

Shopify Loans

In June and October of 2021, new accounts receivable loan agreements were entered into with Shopify Capital, having the same terms and conditions with the previous loan agreements. The Company received $350,000 and $295,000 respectively and assigned $395,500 and $333,350 respectively of Company’s future receivables, with daily repayment of 17% of Company’s receivables, received through the Company’s Shopify ecommerce platform. The Company recorded a discount on these loans amounting to $45,500, and $38,350 respectively to be amortized to interest expense over the life of the loan. The Company repaid these loans in full in 2021 and incurred $83,850 interest expense for the year ended December 31, 2021.

On June 1, 2022, the company entered into another accounts receivable loan agreement with Shopify Capital, Inc. having the same terms and conditions as the previous loan agreements. The Company received $330,000 and assigned $372,900 of the Company’s future receivables, with a discount of 42,900 to be amortized over the life of the loan.

In July and October of 2022, new accounts receivable loan agreements were entered into with Shopify Capital, having the same terms and conditions as the previous loan agreements. The Company received $360,000 and $320,000 respectively. The Company recorded a discount on these loans amounting to $46,800, and $41,600 respectively to be amortized to interest expense over the life of the loan.

As of December  31, 2022, the balance of these loans amounted to $384,795. The Company incurred $131,300 interest on these loans as of December 31, 2022.

Clearbanc Loan

On December 16, 2020, the Company entered into a loan agreement with Clear Finance Technology Corp. (Clearbanc), of which Clearbanc paid the Company’ bills for advertising expenses to Google and Facebook amounting to $242,346 and $82,654, respectively, for a total of $325,000. Under this agreement, the Company assigned $364,000 of Company’s future receivables which is due for payment to Clearbanc based on 20% of Company’s future receivables collected on a daily basis. The loan is not subject to any collateral. The Company recorded a discount on this loan amounting to $39,000, to be amortized to interest expense over the life of the loan.

On February 24, 2021, this loan was restructured, and the Company received an additional loan of $150,000 after payment of $54,172 of principal loan. The new loan principal amount was $420,828 with a discount of $18,000. On April 28, 2021, the loan was again restructured, and the Company received an additional loan of $200,000 after a principal loan repayment of $156,005. The new loan principal amount was $464,823 with a discount of $24,000 to be amortized over the life of the loan. Balance of the loan as of December 31, 2022, amounted to $42,675. and total interest expense recognized on this loan for the period ended December 31, 2022, amounted to $55,615.

FISHER WALLACE LABORATORIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2022 and 2021 and for the years then ended

PPP Loan

In May 2020, the Company obtained a Paycheck Protection Program (PPP) loan from American Express National Bank amounting to $48,182. The loan is subject to interest of 1% per annum and is payable in 18 monthly installments after a deferral of 6 months. Monthly payments are calculated on a 2-year amortization basis and the balance will be payable at its maturity date on April 21, 2022. Loan balance amounted to $48,182 as of December 31, 2020. The Company filed for loan forgiveness in accordance with the CARES Act provision and received the approval on April 8, 2021. The Company recognized this loan and interest accruing on the loan amounting to $437 as income from loan forgiveness in the consolidated statements of operations for a total of $48,620.

Convertible Notes

From August to October 2022, the Company issued $414,500 in notes convertible to Class A shares at 8 percent interest, accrued at issuance. The notes convert at a price of $2.7358 per share. Interest payments begin the last day of the seventh month after issuance in six equal monthly installments. As of December 31, 2022, one note worth $25,000, plus $2,000 in interest had converted, leaving a total of $389,500 in principal outstanding, plus $31,160 in interest. By March 2023, all notes have converted except for $34,764 in principal and 2,781 in interest.

NOTE 5: STOCKHOLDERS’ EQUITY/(DEFICIT)

Capital Structure

On December 22, 2021, the Company amended its certificate of incorporation to amend its authorized stock to 9,150,000 shares of common stock, consisting of 6,920,000 shares of Class A voting common stock and 2,230,000 shares of Class B non-voting common stock, and 913,809 shares of preferred stock, designed as Series Seed Preferred Stock. Each with $0.0001 par value per share.

Class A voting common stock have voting rights, while Class B nonvoting common stock do not. The common stock is subject to the rights and preferences of common stock. Preferred stockholders are entitled to certain dilution protected dividend preference over common stockholders. Series Seed Preferred Stock are convertible at the holders’ option into common stock at a dilution protected 1:1 conversion rate. Series Seed Preferred stock is subject to mandatory conversion if and upon an initial public offering. Series Seed Preferred Stock are entitled to one vote per share on an as-converted basis.

Common Stock

As of December 31, 2022, the Company had 6,000,000 shares of Class A common stock and 1,429,558 shares of Class B common stock.

Preferred Stock

In December 2021, the Company issued 456,905 shares of its Series Seed Preferred Stock to an investor at $2.7358 per share, providing proceeds of $1,250,000. In March 2022, the Company issued another 456,904 shares for another $1,250,000 in cash. There are 913,809 shares of Series Seed Preferred Stock outstanding.

FISHER WALLACE LABORATORIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2022 and 2021 and for the years then ended

Class B Common Stock Warrants and Options

The Company has granted 65,556 Class B common stock warrants and 174,083 options to acquire Class B common stock at strike prices ranging from $2.42 and $5.00.

2021 Omnibus Incentive Plan

The Company adopted the 2021 Omnibus Incentive Plan (the “Plan”), as amended and restated. The Plan permits the grant of stock options to attract and retain employees and consultants. Under the Plan, the Company issues stock options having a term of up to ten years and a strike price of no less than fair market value of common stock. Stock option is subject to vesting restrictions determined on a case-by-case basis.

The Company has reserved 981,896 shares of common stock under the Plan. As of December 31, 2022, 807,813 shares remained available for issuance under the Plan.

NOTE 6: RELATED PARTY TRANSACTIONS

The Company was capitalized with cash, inventory, accounts receivable, intangible assets, accounts payable and other obligations after inception from LLC in exchange for the shares of Class A Common Stock of the Company. The Company recorded these contributed assets at their verifiable book value. No goodwill or excess purchase price was allocated. Many of the most valuable assets contributed by LLC to the Company included customer lists, branding goodwill, patents and other intangibles that have no book value in these consolidated financial statements.

The Company has loans from its key employees to secure working capital amounting to $576,525 with $86,479 accrued interest as of December 31, 2022. This loan bear 5% interest per annum starting January 1, 2020 and has no fixed maturity.

NOTE 7: COMMITMENTS AND CONTINGENCIES

Lease Commitments

Starting February of 2022, the Company entered into a new lease agreement with Acumen Capital Partners LLC for office space for a monthly rent of $7,056.

Contingencies

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matter will have a material adverse effect on its business, financial condition or results of operations.

FISHER WALLACE LABORATORIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2022 and 2021 and for the years then ended

NOTE 8: RECENT ACCOUNTING PRONOUNCEMENTS

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). This ASU supersedes the previous revenue recognition requirements in ASC Topic 605—Revenue Recognition and most industry-specific guidance throughout the ASC. The core principle within this ASU is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration expected to be received for those goods or services. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers, which deferred the effective date for ASU 2014-09 by one year to fiscal years beginning after December 15, 2018, while providing the option to early adopt for fiscal years beginning after December 15, 2016. Transition methods under ASU 2014-09 must be through either (i) retrospective application to each prior reporting period presented, or (ii) retrospective application with a cumulative effect adjustment at the date of initial application. The Company adopted this new standard effective January 1, 2019.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted. The Company adopted the provisions of this standard in the year 2019 but did not have any impact since all leases are short-term in nature.

In October 2016, FASB issued ASU 2016-16, “Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other than Inventory”, which eliminates the exception that prohibits the recognition of current and deferred income tax effects for intra-entity transfers of assets other than inventory until the asset has been sold to an outside party. The updated guidance is effective for annual periods beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption of the update is permitted. Management believes that the adoption of ASU 2016-16 has no impact on the Company’s consolidated financial statements and disclosures.

In August 2018, the FASB issued Accounting Standards Update (ASU) 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement”, which changes the fair value measurement disclosure requirements of ASC 820. This update is effective for fiscal years beginning after December 15, 2019, and for interim periods within those fiscal years. Management does not expect the adoption of ASU 2018-13 to have a material impact on the Company’s consolidated financial statements.

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying consolidated financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

FISHER WALLACE LABORATORIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2022 and 2021 and for the years then ended

NOTE 9: SUBSEQUENT EVENTS

FDA Marketing Clearance

The Fisher Wallace Stimulator, our Version 1.0, is a variable output Cranial Electrotherapy Stimulation (“CES”) device that has been legally marketed in the United States since 1990 when it received 510k clearances from the United States Food & Drug Administration (the “FDA”) for the treatment of depression, anxiety and insomnia. In 2019, the FDA required Class III premarket approval for CES devices intended to treat depression and Class II special controls for CES devices intended to treat anxiety and/or insomnia. In order to fulfill these requirements, we were required to develop a fixed output version of our technology to ensure consistent dosage. We developed a fixed output CES device, our Version 2.0, and have submitted the results of clinical and non-clinical testing to the FDA. Pursuant to the FDA order that required new approval and clearance for our fixed output device, the marketing clearance provided to the older, variable output device is now expiring, and we must cease marketing our variable output device for the treatment of depression on April 6, 2023. We expect that the FDA will designate a date in the near future by which the marketing clearance of our variable output device to treat anxiety and insomnia will also expire. Following the expiration of marketing clearance for our variable output Version 1.0 device, we will then only be allowed to market our fixed output Version 2.0 device if and when it receives approval or clearance. We therefore expect to not generate significant revenue until and unless we obtain approval or clearance for our Version 2.0 device. We intend to apply for approval and clearance for our Version 2.0 device in markets outside the United States to mitigate the risk of not obtaining approval or clearance as well as within the United States. See March 2023 Offering Circular - Risk Factors – for additional information.

Management’s Evaluation

Management has evaluated subsequent events through April 21, 2023, the date the consolidated financial statements were available to be issued. Based on this evaluation, management notes the following additional material events were identified which require adjustment or disclosure in these consolidated financial statements.